     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON March 23, 2001

                           REGISTRATION NO. 333-37930
 - -----------------------------------------------------------------------------
 - -----------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                                 Amendment No. 3

                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           Adar Alternative One, Inc.
             (Exact name of registrant as specified in its charter)

-------------------------------------------- ----------------------------------------- ------------------------------------------
                  Florida                                      6770                                   59-3651750

-------------------------------------------- ----------------------------------------- ------------------------------------------
-------------------------------------------- ----------------------------------------- ------------------------------------------

State or other jurisdiction of               PRIMARY STANDARD INDUSTRIAL               I.R.S. Employer Identification No.
incorporation or organization                CLASSIFICATION CODE NUMBER
-------------------------------------------- ----------------------------------------- ------------------------------------------

                              2503 W. Gardner Ct.,
                                 Tampa, FL 33611
                                  813. 831-9348

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Michael T. Williams
                               2503 W. Gardner Ct.
                                 Tampa, FL 33611
                             TELEPHONE: 813.831.9348

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                       1

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As promptly as practicable after this registration statement becomes effective and after the closing of the merger of the proposed merger described in this registration statement.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b, under the securities act, check the following box and list the securities act registration statement number of the earlier effective
registration statement for the same offering.  *[    ] *registration number,

    If this Form is a post-effective amendment filed pursuant to Rule 462(d)
under the securities act, check the following box and list the securities act registration statement number of the earlier effective registration statement
for the same offering.  *[    ] *registration number,

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with
General Instruction G, check the following box. *[    ]

                            ------------------------

 CALCULATION OF REGISTRATION FEE

Title of each                      Proposed        Proposed
 class of           Amount         maximum          maximum         Amount of
securities          to be       offering price     aggregate      registration
   to be           registered      per unit     offering price         fee
registered

Common            10,007,500           $0             $0              $100
Stock, par
Value - no

(1)  Represents an estimate of the maximum number of shares of common stock of
     Registrant which may be issued to former holders of shares of common stock of Competitive Companies pursuant to the merger described herein.

(2)  The registration fee has been calculated pursuant to Rule 457(f )(2).

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR
DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION
STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF
THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME
EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a)
MAY DETERMINE.
- ------------------------------------------------------------------------------
- ------------------------------------------------------------------------------

                                       2

PROSPECTUS/CONSENT SOLICITATION

                           Adar Alternative One, Inc.
                        10,007,500 shares of common stock

Adar Alternative One, Inc., a Florida corporation, and Impulse
Communications, Inc., a Nevada corporation, have entered into a merger agreement. Adar Alternative One is a private company with no assets or operations originally formed to acquire a company such as Impulse
Communications.

There is no current market for the securities of Adar Alternative One or Impulse
Communications. The sole purpose of the merger is to assure that at the time of closing, Impulse Communications as the surviving company will have met the requirements to qualify its stock for quotation on the over the counter bulletin board. An NASD market maker will file the forms necessary for this qualification.

Adar Alternative One will receive a merger fee of $125,000 from Impulse
Communications. Adar Alternative One has agreed to pay a fee of $62,500 to Mr.
Golub for his role as president and director of Adar Alternative One and to pay
Williams Law Group, P.A. $62,500 as legal fees in connection with the preparation of this registration statement. Pursuant to the merger agreement, the shareholders of Adar Alternative One may retain 400,000 shares of common stock issued for an aggregate capital contribution of $79 upon formation of Adar
Alternative One. Of these shares, 200,000 shares will be retained by Mr. Golub and 200,000 shares will be retained by Mr. Williams.

Stockholders of Impulse Communications who do not vote for the merger have dissenters' rights under Nevada law. These rights are described in detail beginning on page 18.

The merger presents risks. You should review Risk Factors beginning on page 7.

As provided in Nevada law, this prospectus/consent solicitation is being used to solicit written consents for the merger in lieu of a formal stockholders meeting, which will not be held.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the Adar Alternative One common stock to be issued in the merger or if this prospectus/consent solicitation is truthful or complete. Any representation to the contrary is a criminal offense.

The prospectus/consent solicitation is being sent to Impulse Communications stockholders on ____, 2001.

                                       3

                        SOLICITATION OF WRITTEN CONSENTS

NOTICE IS HEREBY GIVEN to stockholders of Impulse Communications, Inc. that in accordance with the provisions of Nevada law, Impulse Communications stockholders are asked to consider and give Impulse Communications stockholders written consent to a proposal to approve:

        o  The merger agreement and plan of reorganization between Impulse
           Communications, a Nevada corporation, and Adar Alternative One, Inc., a Florida corporation

        o  The articles of merger which will be filed with the offices of the secretary of state of the state of Nevada.

In the materials accompanying this notice, Impulse Communications stockholders will find a prospectus/consent solicitation/consent solicitation relating to the merger proposal and a form of written consent. The prospectus/consent solicitation more fully describes the proposal and  includes information about
Adar Alternative One and Impulse Communications. Impulse Communications strongly urges its stockholders to read and consider carefully this document in its entirety.

Impulse Communications' board of directors has determined that the merger is fair to Impulse Communications stockholders and in Impulse Communications stockholders best interests. Accordingly, the board of directors of Impulse
Communications has unanimously approved the merger agreement and the board unanimously recommends that Impulse Communications stockholders consent to the transaction.

Impulse Communications, Inc.

Eric Borgos,
President

                                       4

                                 WRITTEN CONSENT

If Impulse Communications stockholders want to give their consent and vote FOR the merger, please sign below and return to:

Eric Borgos, President
Impulse Communications, Inc.
468 Kingstown Road, #4
Wakefield, RI  02879
Phone:  401-789-0885
Fax:  401-789-1207

Stockholder #1 Signature_______________________________________

Print or Type Name___________________________________________

Stockholder#2 Signature________________________________________

Print or Type Name___________________________________________

Number of Shares____________________________________________

All consents must be received no later than 60 days from the date this prospectus/consent solicitation is sent to stockholders. Written consents may be revoked during this period but are not revocable after written consents have been received from common stockholders owning more than 5,003,750 of Impulse
Communications' issued and outstanding common stock, which is 50% of all issued and outstanding common stock of Impulse Communications.

If Impulse Communications stockholders do not wish to give their consent to vote for the merger, they may do nothing.

Remember, however, that Impulse Communications stockholders must comply with the appropriate provisions of Nevada law to exercise dissenters rights. These rights are summarized in the prospectus/consent solicitation.  The relevant Impulse
Communications statute is attached as an appendix to the prospectus/consent solicitation.

                                       5

                                     SUMMARY

This summary provides a brief overview of the key aspects of this offering.

The Parties to the Merger

Adar Alternative One, Inc.
2503 W. Gardner Ct.
Tampa, FL  33611
Telephone:  813/831-9348

Adar Alternative One is a private Florida corporation formed in April 1999 with no assets or operations originally formed to acquire a private company such as
Impulse Communications.

Impulse Communications, Inc.

Impulse Communications, Inc. was originally organized as a sole proprietorship in 1990 and reorganized as a Nevada corporation in 2000. Impulse Communications,
Inc. owns and operates websites on the Internet. For the most part, Impulse acts as a sales agent for other websites on the Internet.  Customers of Impulse's websites click through to websites of third party providers of goods or services. Impulse is paid a fee for each click through. Impulse operates several websites which sell products or services directly.

Merger Matters

Impulse Communications is soliciting written consents for the merger with this prospectus/consent solicitation.

Each outstanding share of Impulse Communications common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Adar Alternative One common stock. When the merger closes, Adar
Alternative One will change its name to Impulse Communications and will be the surviving corporation.

The following table contains comparative share information for stockholders of
Impulse Communications and Adar Alternative One immediately after the closing of the merger.

          --------------------- -------------------------------- ------------------------------- ---------------------
                                The former stockholders          The current stockholders        Total
                                of Impulse Communications        of Adar Alternative One
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Number                10,007,500                       400,000                         10,407,500
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Percentage            96                               4                               100%
          --------------------- -------------------------------- ------------------------------- ---------------------

                                       6

        o  The boards of directors of Adar Alternative One. and Impulse
           Communications recommend approving the merger.

        o  The boards of directors of Adar Alternative One and Impulse
           Communications each believe that the merger is fair and in the best interest of their shareholders.

        o  The board of directors of Impulse Communications has not obtained an opinion from an independent advisor that the Adar Alternative One's shares to be receive by Impulse Communications stockholders is fair from a financial point of view to Impulse Communications
           stockholders.

        o  Until either the merger agreement is terminated or the merger closed, both parties have agreed not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, their business or the shares of their capital stock.

Selected Historical Financial Information

The following selected historical financial information of Impulse
Communications and Adar Alternative One has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus/consent solicitation.

Impulse Communications, Inc.

The following selected financial information for the years ended December
31, 1999 and 1998 are derived from the financial statements of the predecessor proprietorship. The data should be read in conjunction with the financial statements.

                                                      Year Ended December 31,
                                                      1999               1998

Income statement data:
      Internet revenues                               $1,049,024        $430,200
      Cost of revenues                                   745,008         412,534
      Gross profit                                       304,016          17,666
      Operating expenses:
        Sales and marketing                                7,042          10,734
        General and administrative                        19,770           6,228
      Total operating expenses                            26,812          16,962
      Net income                                      $  277,204        $    704

      Common share data:
      Net income per share                                   N/A             N/A
      Book value                                             N/A             N/A
      Weighted average common shares outstanding             N/A             N/A
      Period end shares outstanding                          N/A             N/A

      Balance sheet data:
      Total assets                                     $  62,403        $ 48,769
      Working capital                                  $  35,701        $ 27,323
      Long-term obligations                            $       0        $      0
      Proprietor equity                                $  44,231        $ 33,066

Adar Alternative One, Inc

The following selected historical financial information of Impulse
Communications and Adar Alternative One has been derived from their respective historical financial statements, and should be read in conjunction with the financial statements and the notes, which are included in this prospectus.

The following information concerning Adar Alternative One is as of and for the period April 6, 1999 (date of corporation) to December 31, 1999 and the year ended December 31, 2000.

                          December 31, 2000           December 31, 1999
Total assets                           0                           0
Total liabilities                    750                           0
Equity                              (750)                          0
Revenue                           85,000                           0
Expenses                          89,750                       3,079
Net loss                           4,750                       3,079
Net loss per share                     0                           0

                                       7

 UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS OF IMPULSE COMMUNICATIONS
                          AND ADAR ALTERNATIVE ONE

The following statements represent a combination of the balance sheets and statements of operations of Impulse Communications and Adar Alternative One
assuming the merger, as discussed in this registration statement, occurred on
April 6, 1999 (inception of Adar Alternative One).

                IMPULSE COMMUNICATIONS AND ADAR ALTERNATIVE ONE
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2000

                                                               Impulse            Adar
ASSETS                                       Communications     Alternative One      Adjustments        Totals
                                                          ----------------    ---------------    --------------    ---------------

CURRENT ASSETS:
          Cash and Cash Equivalents                         $    15,048         $     -              $     -        $     15,048

          Accounts receivables                                  114,215

          Prepaid expenses                                       72,949               -                                   72,949
                                                           ----------------    ---------------    --------------    ---------------

                  Total current assets                          202,212               -                   -              202,212
                                                           ----------------    ---------------    --------------    ---------------

EQUIPMENT - NET                                                 145,672               -                                  145,672
                                                           ----------------    ---------------    --------------    ---------------

OTHER ASSETS

Deposits                                                          4,296                                                  $ 4,296

Loans receivable, stockholder                                   175,173               -                                  175,173
                                                            ----------------    ---------------    --------------    ---------------

TOTAL                                                 $   527,353         $    -              $     -         $   527,353
                                                            ================    ===============    ==============    ===============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
          Notes payable, line of credit                      $    47,060         $     -             $     -         $    47,060

          Accounts payable                                        31,243               -                                  31,243
          Accrued payroll                                          2,360               -                                   2,360
          Accrued income taxes                                   117,832              750                                118,582
                                                            ----------------    ---------------    --------------    ---------------
                  Total current liabilities                      198,495              750                  -             199,245
                                                            ----------------    ---------------    --------------    ---------------

DEFERRED INCOME TAXES                                             63,809               -                                  63,809
                                                            ----------------    ---------------    --------------    ---------------

         STOCKHOLDERS' EQUITY
          Preferred Stock                                             -                -                                      -
          Common stock                                            10,008               79                                 10,087
          Additional paid-in capital                              30,165            7,000                                 37,165
          Retained earnings (deficit)                            224,876           (7,829)                               217,047
                                                            ----------------    ---------------    --------------    ---------------
                  Total stockholders' equity                     265,049             (750)                -              264,299
                                                            ----------------    ---------------    --------------    ---------------

TOTAL                                                       $    527,353         $     -            $     -           $  527,353
                                                            ================    ===============    ==============    ===============

                                       1

                IMPULSE COMMUNICATIONS AND ADAR ALTERNATIVE ONE
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the year ended December 31, 2000

                                                                               Adar
                                                         Impulse           Alternative
                                                     Communications            One            Adjustments         Totals
                                                  ---------------------  ----------------    ---------------- -----------------

REVENUES                                           $        1,559,759     $      85,000 A     $     (85,000)   $   1,559,759

COSTS OF REVENUES                                             861,088            85,000 A           (85,000)         861,088
                                                  ---------------------  ----------------    ---------------- -----------------

GROSS PROFIT                                                  698,671                -                   -           698,671
                                                  ---------------------  ----------------    ---------------- -----------------

OTHER OPERATING EXPENSES:
          Sales and Marketing                                  75,836                 -                  -            75,836
          General and Administrative                          188,185              4,750                 -           192,935
          Interest expense                                      1,537                 -                  -             1,537
          Interest income                                      (5,383)                -                               (5,383)
                                                  ---------------------  ----------------    ---------------- -----------------
                 Total other operating expense                260,175              4,750                 -           264,925
                                                  ---------------------  ----------------    ---------------- -----------------

INCOME (LOSS) FROM OPERATIONS                                 438,496             (4,750)                -           433,746

PROVISION FOR INCOME TAXES                                    181,641                 -                  -           181,641
                                                  ---------------------  ----------------    ---------------- -----------------

NET INCOME (LOSS)                                  $          256,855      $      (4,750)     $          -     $     252,105
                                                  =====================  ================    ================ =================

NET INCOME PER SHARE                               $             0.03                                          $        0.02
Basic and diluted                                 =====================                                       =================
Weighted average number of
shares - basic and diluted                                 10,007,500                                             10,407,500
                                                  =====================                                       =================

                                       2

                IMPULSE COMMUNICATIONS AND ADAR ALTERNATIVE ONE
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      For the year ended December 31, 1999

                                                           Impulse                 Adar
                                                       Communications        Alternative One       Adjustments         Totals
                                                   -----------------------  ------------------   ------------------ ----------------

REVENUES                                            $      1,049,024         $        -          $          -        $    1,049,024

COSTS OF REVENUES                                            745,008                  -                     -               745,008
                                                   -----------------------  ------------------   ------------------ ----------------

GROSS PROFIT                                                 304,016                  -                     -               304,016
                                                   -----------------------  ------------------   ------------------ ----------------

OTHER OPERATING EXPENSES:
          Sales and Marketing                                  7,042                  -                     -                 7,042
          General and Administrative                          19,770               3,079                    -                22,849
          Interest expense                                        -                   -                     -                    -
          Interest income                                         -                   -                                          -
                                                   -----------------------  ------------------   ------------------ ----------------
                  Total other operating expense               26,812               3,079                    -                29,891

                                                   -----------------------  ------------------   ------------------ ----------------

INCOME (LOSS) FROM OPERATIONS                                277,204              (3,079)                   -               274,125

PROVISION FOR INCOME TAXES                                        -                   -                     -                    -
                                                   -----------------------  ------------------   ------------------ ----------------

NET INCOME (LOSS)                                   $        277,204         $    (3,079)          $        -        $     274,125
                                                   =======================  ==================   ================== ================

NET INCOME PER SHARE
Basic and diluted                                   $           0.03                                                 $        0.03
                                                   =======================                                          ================
Weighted average number of
shares - basic and diluted                                10,007,500                                                    10,407,500
                                                   =======================                                          ================

                                       3

 NOTE TO UNAUDITED PROFORMA FINANCIAL STATEMENTS OF IMPULSE COMMUNICATIONS AND
                              ADAR ALTERNATIVE ONE

Basic loss per share is based on the weighted average number of shares which would have been outstanding given the effect of the merger transaction described in this registration statement.

                                  RISK FACTORS

The nature and quality of information furnished to you may be less than if Adar
Alternative One or Impulse Communications had retained an investment banker to furnish a fairness opinion on the terms of the proposed merger.  There has been less due diligence preformed on Impulse Communications and Adar Alternative One than would be the case if an investment banker were involved in the transaction.

No investment banker, appraiser or other independent, third party has been consulted concerning this offering or the fairness of the terms of the merger.
Thus, you may have less protection than if an investment banker were involved in the transaction.

Impulse Communications

Because Impulse Communications primary source of revenue is sales commissions from third-party providers for sale of their products and services, actions taken by these providers could reduce its revenues.

Impulse Communications receives sales commissions from third-party providers for sale of their products and services.  Its sales commissions may be reduced by a number of actions of these providers, including the following:

        o  Third-parties may increase the price of the products and services they provide, which could lead to reduces sales and reduced commissions paid to it.
        o  Many third-party providers may compete with it for customers and may decide to terminate their relationship with it.
        o  Impulse Communications' contracts with third-party providers are exclusively short-term and may be canceled with no notice.
        o  Third-party providers may sell their products directly a lower cost.

                                       8

These commissions account for approximately 90% of Impulse Communications'
revenues.

Because many of Impulse Communications' third party service providers have websites with adult content, regulation of or litigation concerning content of these websites could reduce Impulse Communications revenues.

Many of Impulse Communications' websites click through to third party service providers that have websites with adult content.  Impulse Communications operates its own websites with adult conduct.  The majority of Impulse
Communications revenues comes from this business.

Federal and State governments, along with various religious and children's advocacy groups, consistently propose and pass legislation aimed at restricting provision of, access to, and content of sexually explicit adult entertainment.

These groups may file lawsuits against providers of adult entertainment, encourage boycotts against these providers and mount negative publicity.
Although websites operated by Impulse Communications and its third party providers do not knowingly sell a product that has been judged to be obscene or illegal worldwide, including the U.S., these sales may be subject to successful legal attacks in the future.

Impulse Communications' revenues may be reduced if it cannot recruit or loses its president.

Impulse Communications' business is dependent on the services of Eric Borgos.
The loss of Mr. Borgos could reduce its revenues.  Impulse Communications maintains no key man insurance.

The price for which Impulse Communications' shareholders may be able to sell their shares after the merger may fall if Impulse Communications' insiders sell a large number of their shares. It may fall if non-insiders sell their shares as well.

A sale of shares by Impulse Communications security holders, whether under Rule
144, 145 or otherwise, may have a depressing effect upon the price of its common stock in any market that might develop after the merger closes.

        o  After the merger, 50 former shareholders of Impulse Communications will own an aggregate of 257,500  non-restricted shares. These non-insiders are not subject to the restrictions of Rule 145, and all of these non-insider shares may be sold immediately.

        o  After the merger, Impulse Communications' principal executive officer will own an aggregate of 9,750,000 restricted shares. These shares may only be sold in compliance with Rule 145, except that there is no one year holding period because these shares are being issued under this registration statement.

        o  Current shareholders of Adar Alternative One will own 400,000 shares that may only be resold if first registered under the 1933 Act.

                                       9

Rules 144 and 145 generally provide that a person owning shares subject to the
Rules who has satisfied or is not subject to a one year holding period for the restricted securities may, subject to certain manner of resale, reporting and other provisions, sell an amount of restricted securities which does not exceed
1% of a company's outstanding common stock within any three month period.

It will be more difficult for shareholders of the surviving company to sell their shares if Impulse Communications' stock trades on the bulletin board after the merger and is subject to penny stock rules.

Broker-dealer practices in connection with transactions in penny stocks are regulated by penny stock rules adopted by the SEC. These requirements may have the effect of reducing the level of trading activity in Impulse Communications'
stock after the merger if trading commences.

Penny stocks generally are equity securities with a price of less than $5.00.
The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer  must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction.

Stockholders of Impulse Communications may have greater difficulty in selling their shares when they want and for the price they want after the merger because the bulletin board does not operate under the same rules and standards as the
Nasdaq stock market. It is anticipated that Impulse Communications' stock will trade on the over-the-counter bulletin board after the merger.

The over-the-counter bulletin board is separate and distinct from the Nasdaq stock market.  Nasdaq has no business relationship with issuers of securities quoted on the over-the-counter bulletin board.  The SEC's order handling rules, which apply to Nasdaq-listed securities don't apply to securities quoted on the bulletin board.

Although the Nasdaq stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the over-the-counter bulletin board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application and is obligated to comply with keeping information about the issuer in its files.  The NASD cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Stockholders of Impulse Communications may have greater difficulty in selling their shares when they want and for the price they want after the merger because stocks traded on the bulletin board are usually thinly traded, highly volatile, have fewer market makers and are not followed by analysts.

Investors may have greater difficulty in getting orders filled because it is anticipated that Impulse Communications' stock will trade on the over-the-counter bulleting board rather than on Nasdaq.  Investors' orders may be filled at a price much different than expected when an order is placed.
Trading activity in general is not conducted as efficiently and effectively as with Nasdaq-listed securities.

                                       10

Investors must contact a broker dealer to trade bulletin board securities.
Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders
- an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for Nasdaq-listed securities.

Impulse Communications may find it more difficult, expensive and time consuming to raise funds in a public offering after the merger closes because it may not be eligible to register its shares on Form S-3.

A company such as Impulse Communications whose shares are traded on the bulletin board is generally not eligible to use short-form registration statements on
Form S-3. Having to utilize another form to register its securities may increase the time, cost and difficulty of raising funds in the future.

                               MERGER TRANSACTION

Stockholders of Impulse Communications should be aware that:

        o  There will be no stockholders' meeting. Instead, as provided under the laws of Nevada, the merger will be voted upon by shareholders of
           Impulse Communications giving or withholding their written consent to the transaction.

        o  This prospectus/consent solicitation will be used to solicit written consents of Impulse Communications stockholders.  As such, it will meet the requirements of Nevada law concerning information that must be sent to Impulse Communications' stockholders who have a right to vote on the merger. Based upon the ownership of more than 50% of
           Impulse Communications common stock by officers, directors and affiliates, it appears that a favorable vote by stockholders of
           Impulse Communications is assured. However, consents must be received no later than 60 days from the date this prospectus/consent solicitation is mailed to Impulse Communications stockholders.

                o  All consents must be received no later than 60 days from the date this prospectus/consent solicitation is sent to
                   stockholders. They should be sent to the address set forth in the form of written consent set forth on page 3.

                o  Written consents may be revoked during this period but are not revocable after written consents have been received from common stockholders owning more than 5,003,750 of Impulse
                   Communications' issued and outstanding common stock, which is
                   50% of all issued and outstanding common stock of Impulse
                   Communications.

                                       11

                o  There are 10,007,500 of Impulse Communications common stock outstanding as of the date this prospectus/consent
                   solicitation is being sent to its stockholders. Each of its stockholders is entitled to one vote for each share of common stock held.

                o  A majority vote of the common stockholders is required to approve the merger. If the majority doesn't give its consent, the merger will not close.

                o  Written consents will be counted by the board of Impulse
                   Communications. If a Impulse Communications shareholder does not return a written consent, the shareholder's shares will not count as a vote or be used in determining whether
                   consents from Impulse Communications stockholders owning the more than 50% of its issued and outstanding common stock
                   necessary to approve the merger have been received.

        o  Dissenters' rights of appraisal exist and are more fully described on page 18.

        o  There is no material interest, direct or indirect, by security holdings or otherwise, of affiliates of Impulse Communications in the proposed merger.

        o  The boards of directors of Adar Alternative One and Impulse
           Communications recommend approving the merger.

        o  The boards of directors of Adar Alternative One and Impulse
           Communications each believe that the merger is fair and in the best interest of their stockholders.

        o  The board of directors of Impulse Communications has not obtained an opinion from an independent advisor that the Adar Alternative One shares to be received by Impulse Communications stockholders is fair from a financial point of view to Impulse Communications
           stockholders.

Merger Agreement

The merger agreement provides each outstanding share of Impulse Communications common stock, other than dissenting shares, as discussed later in this document, will be exchanged for one share of Adar Alternative One common stock. The following table contains comparative share information for stockholders of
Impulse Communications and Adar Alternative One immediately after the closing of the merger.

          --------------------- -------------------------------- ------------------------------- ---------------------
                                The former stockholders          The current stockholders        Total
                                of Impulse Communications        of Adar Alternative One
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Number                10,007,500                       200,000                         10,407,500
          --------------------- -------------------------------- ------------------------------- ---------------------
          --------------------- -------------------------------- ------------------------------- ---------------------
          Percentage            96                               4                               100%
          --------------------- -------------------------------- ------------------------------- ---------------------

                                       12

Adar Alternative One will receive a merger fee of $125,000 from Impulse
Communications.  Adar Alternative One has agreed to pay a fee of $62,500 to Mr.
Golub for his role as president and director of Adar Alternative One and to pay
Williams Law Group, P.A. $62,500 as legal fees in connection with the preparation of this registration statement.  Pursuant to the merger agreement, the shareholders of Adar Alternative One may retain 400,000 shares of common stock issued for an aggregate capital contribution of $79 upon formation of Adar
Alternative One.  Of these shares, 200,000 shares will be retained by Mr. Golub and 200,000 shares will be retained by Mr. Williams.

Upon formation, Williams Law Group and Mr. Golub were issued 1,000,000 shares each.  In connection with the merger, Adar Alternative One agreed to effect a reverse split so that Mr. Williams and Mr. Golub will each own 200,000 shares prior to the closing of the merger.  This is because Impulse Communications required that Mr. Williams plus Mr. Golub could only retain an aggregate of 4%
of the issued and outstanding shares when the merger closed. Because they owned more shares than permitted, they agreed to a reverse split in order to satisfy this requirement.

Election of Officer and Director

The agreement provides that at the closing of the merger, Adar Alternative One will elect a new officer and a new board of directors to consist of the current officer and current directorsof Impulse Communications.

Reincorporation

Prior to the merger, Adar Alternative One will change its state of incorporation, articles and bylaws to be the same as those of Impulse
Communications.

Conditions to Closing

        o  The merger will not be closed unless the following conditions are met or waived:

                o  No material adverse change has occurred subsequent to the date of the last financial information in the registration statement in the financial position, results of operations, assets, liabilities or prospects of either company

                o  This registration statement is effective under the Securities
                   Act.

                o  The merger qualifies as a tax-free reorganization under
                   Section 368 of the code.

                o  No litigation seeking to enjoin the merger or to obtain damages is be pending or threatened.

Termination

        o  The merger agreement may be terminated as follows:

                o  If the closing has not occurred by any date as mutually agreed upon by the parties, any of the parties may terminate at any time after that date by giving written notice of
                   termination to the other parties. No party may terminate if it has willfully or materially breached any of the terms and conditions of the agreement.

                                       13

                o  Prior to the mutually agreed closing date, either party may terminate

                        o  Following the insolvency or bankruptcy of the other.
                        o  If any one or more of the conditions to closing is
                           not capable of fulfillment.

As Adar Alternative One goes through the due diligence and filing process, facts and circumstances not known to it when it started the process leading to closing the merger may come to light that make proceeding with the transaction inadvisable in the opinion of Adar Alternative One. If this occurs or if Impulse
Communications cancels the agreement after paying the first installment of the merger fee, all fees previously received by Adar Alternative One will be retained.

Exclusivity

Until either the merger agreement is terminated or the merger closed, Impulse
Communications has agreed not to solicit any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business of Impulse Communications or the shares of capital stock of Impulse Communications.

Similarly, until either the merger agreement is terminated or the merger closed,
Adar Alternative One has agreed not to make any other inquiries, proposals or offers to purchase or otherwise acquire, in a merger transaction or another type of transaction, the business or the shares of capital stock of any other company.

Other Matters

The agreement provides that none of the shares of Adar Alternative One common stock outstanding prior to the closing of the merger will be converted or otherwise modified in the merger and all of the shares of Adar Alternative One will be outstanding capital stock of Adar Alternative One after the closing of the merger.

The agreement provides that the merger will be consummated promptly after this prospectus/consent solicitation is declared effective by the SEC and upon the satisfaction or waiver of all of the conditions to the closing of the merger.
The merger will become effective on the date and time a properly executed articles of merger are filed with the offices of the secretary of state of
Nevada. Thereafter, Impulse Communications will cease to exist and Adar
Alternative One will be the surviving corporation in the merger.

The merger agreement is filed as an exhibit to and is incorporated by reference into this registration statement.

Comparison of the percentage of outstanding shares entitled to vote held by directors, executive officers and their affiliates and the vote required for approval of the merger

All of Adar Alternative One's shares are held by its director, executive officer and principal of the law firm that represents it in this transaction. A majority vote of the issued and outstanding shares is required to approve the merger.
Stockholders owning all of Adar Alternative One's common stock have executed a written consent voting to approve the merger.  No further consent of any of the stockholders of Adar Alternative One is necessary to approve the merger under the laws of the state of Florida.

                                       14

Approximately 97.5% of Impulse Communications' shares are held by its director and executive officer. A majority vote of the issued and outstanding shares is required to approve the merger.  Assuming consents are secured from stockholders owning more than 50% of the stock of Impulse Communications, stockholders who did not consent to the merger will, by otherwise complying with Impulse
Communications corporate law, be entitled to dissenters' rights with respect to the proposed merger.  No consents will be solicited or accepted until after the effective date of this prospectus/consent solicitation. Based upon the ownership of more than 50% of Impulse Communications common stock by its director and executive officer, Mr. Borgos, and Mr. Borgos' current intention to vote in favor of the merger, it appears that a favorable vote is assured. However, Mr.
Borgos has not given any consent to the transaction that would meet the requirements of Nevada's laws and does not intend to do so until after this registration statement has been declared effective.  However, if he does so, no further written consents of non-management stockholders will be necessary to approve the merger.

Bulletin board quotation

Adar Alternative One will be subject to the reporting requirements of the
Securities Exchange Act of 1934 in the calendar year in which the merger closes because it filed this registration statement.  It intends to continue to be subject to those requirements in subsequent years by filing before the effective date of this registration statement a form 8-A electing to be a reporting company subject to the requirements of the 1934 act.

In connection with the closing of the merger, Adar Alternative One's name will seek to have its securities qualified for quotation on the over-the-counter bulletin board under the symbol "IMPL."  If and when qualified for quotation, the Impulse Communications' stockholders will hold shares of a publicly-traded corporation subject to compliance with NASD requirements for continuing to be qualified for quotation.

As more fully described in the Risk Factors section, the bulletin board operates under different rules and in a manner different and generally less efficient and effective than Nasdaq.

Contacts between the Parties

In April, 1999, Mr. Sidney J. Golub of The Adar Group retained Williams Law
Group, P.A. to form an acquisition corporation to acquire a private company that had already made a decision to go public via a reverse merger with a shell. At the request of Adar, as the attorney who formed the corporation and is a resident of the state of Florida, Mr. Williams agreed to serve as president and director of the corporation on behalf of an out of state client for whom the corporation was formed solely as a matter of administrative convenience until an acquisition candidate was identified. It was agreed with the client that thereafter, he would resign and Mr. Golub would serve as president and director.
Originally formed as one of a series of acquisition companies for Mr. Golub and others, it was agreed that the company would change its name from Eighth
Enterprise Service Group to Adar Alternative One prior to the filing of this registration statement.

In or about November, 1999, Mr. Eric Borgos, president of Impulse Communications contacted Mr. Golub through his website. Mr. Borgos engaged in several telephone discussions with Mr. Williams and Mr. Golub concerning the structure of the transaction.

                                       15

Mr. Golub explained that he was represented by Williams Law Group, P.A.. As with other shell companies represented by Williams Law Group, Adar Alternative One could meet Impulse Communications' requirements.  He indicated that the details of the transaction would be provided by Mr. Michael T. Williams, Esq., principal of Williams Law Group.  Mr. Williams advised Mr. Borgos that he was only acting as an attorney for the shell corporation and that neither he nor his firm would not be representing or advising Impulse Communications in any way in or about the proposed transaction.

Mr. Williams indicated that for the transaction to successfully meet Impulse
Communications' objectives, the shell companies his firm represented would have to prepare, file and clear with the SEC a registration statement on Form S-4. By so doing, the transaction would allow Adar Alternative One as the surviving company after the merger to meet its objective of being company that makes current filings pursuant to Section 13 and 15(d) of the Securities Act and that has the requisite number of stockholders owning the requisite number of free trading shares to qualify its stock for quotation on the over the counter bulletin board. He indicated that, based upon advice he had from an NASD market maker concerning NASD prerequisites to qualify a company's stock for quotation on the over the counter bulletin board, at the time of the original filing of this registration statement, a filing under the 1933 Act such as on Form S-4 would allow Impulse Communications to meet this objective while the filing of a registration statement on Form 10-SB under the 1934 Act by Impulse
Communications would not.

Reasons for Recommending Approval of the Merger

Both the board of directors of Adar Alternative One and Impulse Communications have recommended approving the merger. Neither of the boards of directors of
Adar Alternative One or Impulse Communications requested or received, or will receive, an opinion of an independent investment banker as to whether the merger is fair, from a financial point of view, to Adar Alternative One and its shareholders or Impulse Communications and its shareholders.

In considering the merger, the Adar Alternative One board took note of the fact that Impulse Communications met its acquisition candidate profile in that it was a private company that had already determined to go public through merger with a shell when it first contacted Adar Alternative One. In addition, the board noted
Impulse Communications could produce audited financial statements and other information necessary for the filing of this registration statement and had agreed to pay the required merger fee to Adar Alternative One, Accordingly, the
Adar Alternative One board determined that the merger proposal was fair to, and in the best interests of, Adar Alternative One and the Adar Alternative One's
shareholders.  Mr. Golub is the officer and director of Adar Alternative One and he has an interest in the merger as described below.

The Impulse Communications board recommended approving the merger because it concluded that the merger and its terms, including the merger fee to be paid to
Adar Alternative One and the shares retained by shareholders of Adar Alternative
One after the merger closed, were fair and in the best interests of Impulse
Communications' shareholders.  The board recommended Impulse Communications'
shareholders approve the merger.

The board felt that recognizing and acting upon investor, shareholder and management requests and desires for liquidity for all shareholders as soon as possible was in the long-term best interest of the company and its business. In that connection, the board noted that in order to meet its objective, its shares would need to the subject of a registration statement filed under the 1933 Act rather then under the 1934 Act on Form 10-SB. This is because, if the Form 10-SB had been filed at the time of the original filing of this registration statement, upon effectiveness of the Form 10-SB by operation of law 60 days after it was filed, Impulse Communications still would not have been able to qualify its securities for quotation on the over the counter bulletin board. The filing of this registration statement on Form S-4, in contrast, could meet the board's objective.  The board also believed the result made available by this type of filing, but not by the filing of a Form 10-SB, would be beneficial to its shareholders and could encourage firms to make a market in its securities as they would not have to be concerned about or be subject to the expense of compliance with Rule 144 on every trade by non-insider stockholders.

The board concluded that obtaining liquidity for its stockholders now was more important than the increased expense imposed by the requirement to become and remain an SEC reporting company in order to qualify for a bulletin board quotation and thereafter maintain the quotation. The board took note that the bulletin board might not be as efficient or effective as Nasdaq.  The board concluded that this was not relevant in that Impulse Communications didn't currently qualify for Nasdaq listing and that Impulse Communications wanted to secure liquidity for its investors, shareholders and management now rather than later.

                                       16

Interests of Certain Persons in the Merger

Upon the closing of the merger, the current directors and executive officers of
Impulse Communications will become the directors and executive officers of the surviving corporation.

Adar Alternative One will receive a merger fee of $125,000 from Impulse
Communications. Adar Alternative One has agreed to pay a fee of $62,500 to Mr.
Golub for his role as president and director of Adar Alternative One and to pay
Williams Law Group, P.A. $62,500 as legal fees in connection with the preparation of this registration statement.  Pursuant to the merger agreement, the shareholders of Adar Alternative One may retain 400,000 shares of common stock issued for an aggregate capital contribution of $79 upon formation of Adar
Alternative One.  Of these shares, 200,000 shares will be retained by Mr. Golub and 200,000 shares will be retained by Mr. Williams. These shares will be registered for resale and cannot be resold if they are not pursuant to SEC policy.  These shares may have no value as they may only be sold if there is sufficient market demand to support a sale of these shares.

Material Federal Income Tax Consequences

This discussion summarizes the tax opinion given by Williams Law Group, P.A., counsel to Adar Alternative One, that the merger will constitute a tax-free reorganization under the section of the internal revenue code dealing with the tax consequences of mergers and reorganizations.

This opinion is based on existing provisions of the Internal Revenue Code of
1986, existing and proposed Treasury Regulations and current administrative rulings and court decisions, all of which are subject to change. Any change in these laws, rules and regulations, which may or may not be retroactive, could alter the tax consequences to the Impulse Communications stockholders as set forth in the opinion.

Williams Law Group has addressed this opinion to most of the typical common stockholders Impulse Communications.  However, some special categories of stockholders listed below will have special tax considerations that need to be addressed by their individual tax advisors:

                                       17

        o  Dealers in securities
        o  Banks
        o  Insurance companies
        o  Foreign persons
        o  Tax-exempt entities
        o  Taxpayers holding stock as part of a conversion, straddle, hedge or other risk reduction transaction
        o  Taxpayers who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions

It does not address the tax consequences of the merger under foreign, state or local tax laws.

Williams Law Group strongly urges Impulse Communications stockholders to consult their own tax advisors as to the specific consequences of the merger to them, including the applicable federal, state, local and foreign tax consequences of the merger in their particular circumstances.

Neither Adar Alternative One  nor Impulse Communications has requested, or will request, a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.  The tax opinions will not be binding on the IRS or preclude the IRS from adopting a contrary position.

As a result of the merger's qualifying as a reorganization, the following federal income tax consequences will, under  applicable law, result:

        o  No gain or loss will be recognized for federal income tax purposes by the holders of Impulse Communications common stock upon the receipt of Adar Alternative One common stock solely in exchange for Impulse
           Communications common stock in the merger, except to the extent that cash is received by the exercise of dissenters' rights.

        o  The aggregate tax basis of the Adar Alternative One common stock received by Impulse Communications stockholders in the merger will be the same as the aggregate tax basis of the Impulse Communications common stock surrendered in merger.

        o  The holding period of the Adar Alternative One common stock received by each Impulse Communications shareholder in the merger will include the period for which the Impulse Communications common stock surrendered in merger was considered to be held, provided that the
           Impulse Communications common stock so surrendered is held as a capital asset at the closing of the merger.

        o  A holder of Impulse Communications common stock who exercises dissenters' rights for the Impulse Communications common stock and receives a cash payment for the shares generally will recognize capital gain or loss, if the share was held as a capital asset at the closing of the merger, measured by the difference between the shareholder's basis in the share and the amount of cash received, provided that the payment is not essentially equivalent to a dividend within the meaning of Section 302 of the code or does not have the effect of a distribution of a dividend within the meaning of Section
           356(a)(2) of the code after giving effect to the constructive ownership rules of the code.

        o  Neither Adar Alternative One nor Impulse Communications will recognize gain solely as a result of the merger.

        o  There is a continuity of interest for IRS purposes with respect to the business of Impulse Communications. This opinion is based upon
           IRS ruling guidelines that require eighty percent continuity, although the guidelines do not purport to represent the applicable substantive law.

                                       18

A successful IRS challenge to the reorganization status of the merger would result in significant tax consequences. For example,

        o  Impulse Communications would recognize a corporate level gain or loss on the deemed sale of all of its assets equal to the difference between

                o  the sum of the fair market value, as of the closing of the merger, of the Adar Alternative One  common stock issued in the merger plus the amount of the liabilities of Impulse
                   Communications assumed by Adar Alternative One

                       and

                o  Impulse Communications' basis in the assets

        o  Impulse Communications stockholders would recognize gain or loss with respect to each share of Impulse Communications common stock surrendered equal to the difference between the shareholder's basis in the share and the fair market value, as of the closing of the merger, of the Adar Alternative One common stock received in merger therefore.

In this event, a shareholder's aggregate basis in the Adar Alternative One common stock so received would equal its fair market value and the shareholder's holding period for this stock would begin the day after the merger is consummated.

Even if the merger qualifies as a reorganization, a recipient of Adar
Alternative One  common stock would recognize income to the extent if, among other reasons any  shares were determined to have been received in merger for services, to satisfy obligations or in consideration for anything other than the
Impulse Communications common stock surrendered. Generally, income is taxable as ordinary income upon receipt. In addition, to the extent that Impulse
Communications stockholders were treated as receiving, directly or indirectly, consideration other than Adar Alternative One common stock in merger for Impulse
Communications' shareholder's common stock, gain or loss would have to be recognized.

This discussion does not address the tax consequences of the merger to holders of Impulse Communications options, who, as a result of the merger, will receive
Adar Alternative One options. Holders of the securities should consult their tax advisors with respect to the tax consequences.

                                       19

Dissenters' Rights

Dissenters' rights are governed by the laws of the state in which a company is incorporated, not by the states in which its shareholders are located.

Adar Alternative One

As shareholders of Adar Alternative One have already approved the merger, they no longer have dissenters' rights. Accordingly, there is no discussion of dissenters' rights under Florida law in this prospectus/consent solicitation.

Impulse Communications

Shareholders of Impulse Communications have dissenters' rights under the laws of
Nevada.

The following summary of dissenters' rights under Nevada law is qualified in its entirety by reference to section 92, Nevada Statutes, but includes all material aspects of that section. Adar Alternative One has filed copies of these statutes as an appendix to the registration statement.

Impulse Communications stockholders who oppose the proposed merger will have the right to receive payment for the value of their shares as set forth in sections
92a.300 through 92a.500 of the Nevada law. The dissenters' rights will be available only to stockholders of Impulse Communications who refrain from voting in favor of the merger.

Voting against the merger will not constitute notifying Impulse Communications of the intention to demand payment if the merger is closed.

A stockholder must exercise dissenters' rights for all of the shares that he or she owns.

Since the vote to authorize the merger will take place by written consent,
Impulse Communications will be required to notify by mail those stockholders who, by virtue of having refrained from voting in favor of the merger, are entitled to payment for their shares. Dissenters notices must be sent no later than ten days after consummation of the merger. The notice must

        o  State where demand for payment must be sent
        o  State when certificates must be deposited
        o  State the restrictions on transfer of shares that are not evidenced by a certificate once demand has been made
        o  Supply a form on which to demand payment
        o  Set a date by which demand must be received
        o  Include a copy of the relevant portions of the Nevada law

Unless a stockholder acquired his or her shares after Impulse Communications sends the dissenters notices, Impulse Communications must calculate the fair market value of the shares plus interest, and within 30 days of the date Impulse
Communications receives the demand, pay this amount to any stockholder that properly exercised dissenters' rights and deposited certificates with Impulse
Communications. If Impulse Communications does not pay within 30 days, a stockholder may enforce in court Impulse Communications' obligation to pay. The payment must be accompanied by

        o  Impulse Communications' interim balance sheet,
        o  A statement of the fair market value of the shares,
        o  An explanation of how the interest was calculated,
        o  A statement of dissenters' right to demand payment, and
        o  A copy of the relevant portions of the Nevada Law.

                                       20

Within 30 days of when Impulse Communications pays a dissenting stockholder for his or her shares, the stockholder has the right to challenge Impulse
Communications' calculation of the fair market value of the shares and interest due, and must state the amount that he or she believes to represent the true fair market value and interest of the shares. If Impulse Communications and the stockholder are not able to settle on an amount, Impulse Communications may petition a court within 60 days of making payment to the dissenting stockholder.
If Impulse Communications does not either settle with the stockholder or petition a court for a determination within 60 days, Impulse Communications is obligated to pay the stockholder the amount demanded that exceeds Impulse
Communications' calculation of fair market value plus interest. All dissenters are entitled to judgment for the amount by which the fair market value of their shares is found to exceed the amount previously remitted, with interest.

Accounting Treatment

For accounting purposes, the merger will be treated as a reorganization by
Impulse Communications.

Merger Procedures

Unless otherwise designated by a Impulse Communications shareholder on the transmittal letter, certificates representing shares of Adar Alternative One common stock issued to Impulse Communications stockholders will be issued and delivered to the tendering Impulse Communications shareholder at the address on record with Impulse Communications. In the event of a transfer of ownership of shares of Impulse Communications common stock represented by certificates that are not registered in the transfer records of Impulse Communications, the shares may be issued to a transferee if the certificates are delivered to the transfer agent, accompanied by all documents required to evidence the transfer and by evidence satisfactory to the transfer agent that any applicable stock transfer taxes have been paid. If any certificates shall have been lost, stolen, mislaid or destroyed, upon receipt of

        o  An affidavit of that fact from the holder claiming the certificates to be lost, mislaid or destroyed.
        o  The bond, security or indemnity as the surviving corporation and the transfer agent may reasonably require.
        o  Any other documents necessary to evidence and effect the bona fide merger, the transfer agent shall issue to holder the shares into which the shares represented by the lost, stolen, mislaid or destroyed.
        o  Certificates have been converted.

Neither Adar Alternative One, Impulse Communications, or the transfer agent is liable to a holder of Impulse Communications' common stock for any amounts paid or property delivered in good faith to a public official under any applicable abandoned property law. Adoption of the merger agreement by the Impulse
Communications' stockholders constitutes ratification of the appointment of the transfer agent.

After the closing of the merger, holders of certificates will have no rights with respect to the shares of Impulse Communications common stock represented thereby other than the right to surrender the certificates and receive in merger the shares of Adar Alternative One common stock to which the holders are entitled.

                                       21

IMPULSE COMMUNICATIONS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
ONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements included herein for the year end December 31, 1999 and
December 31, 2000.

Results of Operations

December 31, 1999 and December 31, 2000

Total revenues increased 49% to $1,559,759 for the 12 month's ending December
31st, 2000 from $1,049,024 for the same period in 1999. The increase was primarily due to an increase in the number of new web sites created by it in this period. The percentage of revenue by product segment has not changed significantly as compared to the same period last year. But, starting in year
2001, Impulse Communications will shut down its virtual malls and convert those sites to a new improved format. So, it anticipates no further virtual mall revenue. During 2001, Impulse Communications expects its direct sales to increase significantly from the growth of its getvitamins.com e-commerce site, which was launched in the latter part of 2000. During 2001, Impulse
Communications expects a decrease in revenue from the sale of domain names. With the downturn in the .com economy, and the lack of funding for new internet startups, there are less companies interested in spending large amounts of money on domain names.

Its costs of revenues increased 16% to $861,088 for the 12 months ending
December 31st, 2000 from $745,008 for the same period in 1999. The increase is primarily related to the increased number of web sites it now offers. These expenses include the purchase of several thousand new domain names and implementation of new dedicated servers for hosting these sites. There were significant web design costs associated with setting up new sites.

Operating expenses increased 870% to $260,175 for the fiscal year ending
December 31st, 2000 from $26,812 for the same period in 1999. This large increase is mainly due to the legal and accounting costs associated with securing a qualification for its securities to be quoted on the over the counter bulletin board through this registration statement. Another factor in the increase was the cost of opening two new offices, one in California and one in
New York, and hiring two new employees. Impulse Communications does not expect to open any new offices or hire any new employees in the year 2001. Impulse
Communications has closed down its Boston office as of December 31st, 2000, and this will no longer be an expense in the year 2001.

As a result of the foregoing , its net income before distributions to its president and income taxes increased 58% to $438,496 for the 12 months ended
December 31st, 2000 from $277,204 for the same period in 1999.

Liquidity and Capital Resources

Its working capital decreased 90% to $3,717 at December 31st, 2000 from $35,701 at December 31st, 1999. This decrease was due to the higher accrued income taxes for 2000, and the line of credit with Fleet bank that was opened in the year
2000. During the first fiscal year ending December 31st, 2000 Impulse
Communications generated approximately $398,082 in cash from operations of which it distributed $96,210 to its president.

                                       22

Cash Flow Outlook

During 2001, it expects that its principal sources of cash to fund its business activities will be from operating activities and will be sufficient for the year.

Qualitative and Quantitative

Impulse Communications does not engage in investing in or trading market risk sensitive instruments. We do not purchase, for investing, hedging, or for purposes other than trading, instruments that are likely to expose us to market risk, whether interest rate foreign currency exchange, commodity price or equity price risk. Impulse Communications has not entered into any forward or future contracts, purchased any options or entered into any interest rate swaps.
Additionally, Impulse Communications does not engage in foreign currency trading transactions to manage exposure for transactions denominated in currencies other than U.S. dollars.

                         IMPULSE COMMUNICATIONS BUSINESS

In 1990, Impulse Communications was formed as a sole proprietorship and reorganized as a Nevada  corporation in 2000. Impulse Communications owns and operate more than 7000 websites on the World Wide Web.

Here are some significant events in its history:

        o  Impulse Communications was originally formed to provide computer consulting services such as installations of business automation software, computerized accounting systems, contact management software and point of sale systems.
        o  From 1995-1997, with the increasing acceptance of the Internet, its focus shifted to designing and hosting websites, while at the same time developing several websites of its own, such as invention.com,
           cashflow.com, findcash.com and sexmall.com.
        o  In the same time period, it  purchased 60 domain names from Network
           Solutions, a company that registers domain names for the Internet.
        o  Since 1998, Impulse Communications has focused exclusively on developing new websites using the domain names it already owns and continues to purchase new domain names each month for future development.

Most of its revenue comes from selling products over the Internet. Instead of selling these products directly, Impulse Communications receives commissions from other companies for sales generated by customers Impulse Communications refers.  Almost all of these products are offered at discount prices, which allows it to gain market share. Products sold include

        o  Books
        o  Music
        o  Insurance
        o  Travel
        o  Sexually oriented adult entertainment items
        o  Flowers
        o  Cars
        o  Food
        o  Vitamins

                                       23

The companies that pay it a commission provide the products and do the order-taking and shipping.  About 50% of its revenue is from sexually oriented adult entertainment websites, with the other 50% from traditional websites.

Impulse Communications is involved in the following activities:

        o  Operating virtual malls
        o  Sales of its own services
        o  Developing web pages for distributors of network marketing or multi-level marketing companies
        o  Sales of domain names owned by it

Industry Overview

The Internet has emerged as a global medium enabling millions of people worldwide to share information, communicate and conduct business electronically.
International Data Corporation, a research firm that covers information technology markets and trends, estimates that the number of Web users will grow from approximately 150 million worldwide in 1998 to approximately 500 million worldwide by the end of 2003.

The growing adoption of the Web represents an enormous opportunity for businesses to conduct commerce over the Internet. International Data Corporation estimates that commerce over the Internet will increase from approximately $40 billion worldwide in 1998 to approximately $900 billion worldwide in 2003.

According to Forrester Research, a research firm that analyzes technology changes and their impact on business, consumers and society, annual business-to-
consumer e-commerce is estimated to grow from $8 billion in 1998 to $108 billion in 2003, and, business-to-business e-commerce is expected to grow from  $43 billion in 1998 to $1.33 trillion in 2003.

While companies initially focused on facilitating and conducting transactions between businesses over the Internet, the business-to-consumer market has become a significant market and is rapidly growing. These companies typically use the
Internet to offer standard products and services that can be easily described with graphics and text and do not necessarily require physical presence for purchase, such as books, CDs, videocassettes, automobiles, home loans, airline tickets and online banking and stock trading. The Internet gives these companies the opportunity to develop one-to-one relationships with customers worldwide from a central location without having to make the significant investments required to build a number of local retail presences or develop the printing and mailing infrastructure associated with traditional direct marketing activities.

E-commerce is growing at such a high rate because the number of Internet users worldwide is growing rapidly. Nua Internet Surveys, a company that tracks
Internet usage, estimates that as of January, 2000, there are 248.6 million
Internet users. This represents only about 5% of the world's population. As additional users connect to the Internet, the market increases., Impulse
Communications believes consumers are becoming more accustomed to making online purchases. Its experience indicates consumer believe they are able to find lower prices and a larger selection of products by using the Internet rather than their local stores. Impulse Communications believes consumers are becoming increasingly secure with using credit cards to purchase items online.

                                       24

The Adult Entertainment Industry

Despite nearly two decades of intense political campaigning against the adult industry, consumer purchases of adult entertainment products have increased dramatically. The industry that has come to be known broadly as adult entertainment began its transformation two decades ago, with the advent of home video recorders and home videos. That revolution marked the beginning of the end of red-light districts in cities, where adult bookstores, X-rated theatres, peep shows, dingy strip joints and street prostitution once flourished.

During the 1980s, the availability of adult movies on videocassette and on cable television helped to legitimize the consumption of explicit material by putting it in the home setting. The result has been the legitimization of industry products by other businesses not traditionally associated with the adult entertainment industry. Video stores, long distance telephone carriers, satellite providers, cable companies, and even mutual funds, earn significant returns by supplying or investing in adult entertainment either directly or indirectly.

The distribution of sexually explicit material is intensely competitive.
Hundreds of companies now produce and distribute films to wholesalers and retailers, as well as directly to the consumer. According to industry sources, in 1978 some 100 hard-core feature films were produced at a typical cost in today's dollars of approximately $350,000, while in 1997 nearly 8,000 new hard-core videos were released, some costing as little as a few thousand dollars to produce.

According to an industry report which appeared in IT News and World Report,
February 10, 1997, Americans spent over $8 billion in 1996 on hard-core videos, peep-shows, live sex acts, adult cable programming, sexual devices, Internet adult entertainment and sexually explicit magazines. This amount is much larger than Hollywood's domestic box office receipts and larger than all the revenues generated by rock and country music recordings. The mainstream Hollywood film industry collects some $6 billion per year; the recorded music industry $8 billion; theater, opera and ballet $1.7 billion.

Inter@ctive Week, a publication that tracks Internet usage, recently evaluated the adult entertainment business at $1 billion annually for banner advertising, subscriptions, videoconferencing and products A more conservative figure from
Forrester Research Inc. is $185 million in adult online entertainment in 1998, up from $101 million in 1996 and $137 million in 1997.

Given the nature of the industry, financial data on Web porn are sketchy at best. But experts estimate it rakes in $700 million to $1 billion a year. That doesn't count the tons of loose change collected by amateur purveyors in online erotica. (The Dallas Morning News  - 12/1/99).  Today's legal porn business is a $56 billion global industry. (Forbes 06-14-1999)

Estimates of the number of sex sites are as diverse as estimates for traffic and revenue. A recent search using the new Google.com search engine yielded 596,000 sites when the word sex was searched for. The adult age verification service,
Adultcheck, one of many on the

Internet, lists 80,000 participating adult entertainment sites. According to
WebSideStory's Adult 10000, a website that tracks online consumers, there were
13,673 sites listed, averaging 16,041,825 visitors per day on August 5, 1998.

Pay sites have most of the adult content on the Internet, but free sites abound.
Advertising from pay sites supports most of the free sites.

                                       25

Adult Entertainment Revenues Projected for the Internet

-------------------------------------------------------------------------------------------------
Year              Total Online Retail       Total Online Entertainment Adult Entertainment
-------------------------------------------------------------------------------------------------

1997              $2.4 billion              $298 million                        $137 million
1998              $4.8 billion              $591 million                        $185 million
1999              $7.9 billion              $1.14 billion                       $235 million
2000              $12.1 billion             $1.92 billion                       $296 million

Source: Forrester Research Inc., People & Technology Strategies Report, October,
1997.

The tremendous growth of the Internet, including chat rooms and websites dedicated to adult entertainment, has resulted in millions of potential customers accessing these sites from the relative privacy of their personal computers worldwide.

Explicit adult entertainment websites have become controversial issues, with little being resolved. The websites have created debates about free speech versus child protection; free enterprise versus social good, and free markets versus fair business practices. Parents, politicians, clergy and Internet providers are all struggling with how to best protect children while allowing adults to set their own standards of behavior and taste. The access to most of the adult entertainment websites is far from being regulated.  There are, however, both specialized websites that offer to verify the potential users' age an/or to block entry to the site for underage potential users.

Products and Services

Commissions (Selling Products and Services of Others)

Most of the Impulse Communications' revenue comes from commissions generated by selling products and services from other companies, such as:

        o  Books, at bookshopper.com
        o  Music, at buycds.com
        o  Vitamins, at getvitamins.com
        o  Movies, at getmovies.com
        o  Insurance, at insurancequotes.com
        o  Travel, at cheapvacations.com
        o  Mortgages, at getmortgages.com
        o  Computers, at 4computers.com
        o  Art, at orderprints.com
        o  Telephone Phone Service, at telephoneusa.com
        o  Video Games, at gamebuying.com
        o  Landscaping, landscaper.com
        o  Health Products at healthdeals.com
        o  Gifts, at buypresents.com
        o  Web Pages, at cyberinfo.com
        o  Flowers, at getflowers.com
        o  Sexually explicit items, at pornomovies.com, sexmall.com, and
           buysextoys.com.

                                       26

To represent products and services, Impulse Communications fills out an online form to signup as an affiliate, giving its name and address for them to send payments to.  They  have a terms and conditions page posted on the web site, which Impulse Communications checks an box online saying Impulse Communications agrees.  There are never any signup fees or commitments, and either party can terminate the affiliate agreement at any time.

It then sets up web pages with links to its third party providers. When someone clicks on the link and is transported to the provider, its name is embedded in the link.  Impulse Communications is then paid a commission on each referral.

Its broad-based commission structure allows it to appeal to both consumers and businesses who buy products and services over the Internet. The actual selling process, including tallying of commissions, is handled automatically by each website's software. Because it only refers customers and do not sell products directly, Impulse Communications maintains no inventory.

Although products sold by its third party providers may be returned for credit, it generally does not receive its commissions until the time limit for these returns has passed.

Virtual Malls

Impulse Communications  runs several virtual malls, such as inventing.com for inventors and cashflow.com for network marketers. A virtual mall is analogous to a physical mall. It is a website where various companies in a specific industry or group pay monthly rental fees to be listed on the site and available to visitors to the site.

Selling Its Services

Some of the websites that Impulse Communications runs directly are:

        o  Findcash.com allows users to find out for free if they are owed unclaimed money by the government. Users then pay $10 for information on how to collect the money they are owed. After they pay, an automated system gives them instant access to the information they need. This site generates $3000 a month in profits.

        o  Bored.com is a free site that receives over 2 million visitors per month who are looking for fun and interesting things to do on the
           Internet. It is one of the top 1000 most visited sites on the
           Internet, and generates over $30,000 a month in profits. Impulse
           Communications is paid sponsorship fees for some of the text links on the page, as well as advertising fees for displaying banner ads on the pages.

        o  Bored.com Email offers free bored.com email accounts. More than
           60,000 people have signed up for this service. It does not generate any income, but it provides free exposure for bored.com and increases traffic to the site.

        o  Findinfo.com--A search engine that searches more than 1 Billion websites to help users find what they're looking for. Impulse
           Communications is paid a commission when people click on the listings, as well as an advertising fee for displaying the banner ads. This generates about $500 a month in profits.

        o  Findjobs.com offers free automated tools to help visitors to the site find a job. Users can use its Job Finder Robot to retrieve job listings from the top Internet employment websites in one large search. Its Job Search Manager then allows users to browse those search results, save the specific jobs that interest them or apply for those jobs online. This site generates approximately $100 in profits per month from banner advertising revenues.

                                       27

        o  Content Based Sites Such As zoos.com, comedyclub.com, mteverest.com,
           webpetitions.com, and dumb.com. These sites generate total advertising revenue of about $500 a month by displaying banner ads on the top of each page.

        o  Sexmaniac.com is one of the Internet's largest sexually oriented adult entertainment search engine, with more than 100,000 adult Web page listings. This site generates about $1000 a month in profits.
           Impulse Communications is paid a commission when people click on the listings, as well as an advertising fee for displaying banner ads.

        o  Nudephotos.com is an adult entertainment site offering over 700,000 sexually explicit adult entertainment photos, 50,000 online adult entertainment movies, dozens of sexually oriented games, 10,000 erotic stories, free phone sex, and more. This is a pay site, which means that users must pay, usually by credit card, to access the site. This site generates about $500 a month in profits.

        o  Mona - A virtual woman that will talk dirty with you for free. This is an online computer program created by Impulse Communications that uses artificial intelligence to chat with visitors to the site. It makes $100 a month in profits from displaying banner advertising while the user is chatting.

Web Pages for Distributors of Network Marketing or Multi-Level Marketing
Companies

Impulse Communications has  developed automated software that allows it to offer low-priced Web pages to distributors of network marketing or multi-level marketing companies. Impulse Communications creates one main website for it, and its software automatically creates a personalized copy of the website for each distributor. Impulse Communications is  working with:

        o  Coastal Vacations, at www.getcoastal.com.

This service generates about $250 a month in profits.

Sale of Domain Names

It offers for sale a portion of its 7000-plus domain names. Some domains are listed for sale with domain name brokers, while others are sold directly without a broker. Recent domain name sales by Impulse Communications includes:

        o  payme.com for $40,000
        o  chargecards.com, for $21,000
        o  getdomains.com, for $10,000
        o  musicroom.com, for $5000
        o  cancerdrugs.com/cancercures.com/beatcancer.com, for $25,000 total
        o  myprivates.com, for $2,500
        o  optionsdata.com for $1,500

                                       28

        o  indiansex.com - $15000
        o  filmreviews.com - $3000
        o  sportsbetting.net - $8500
        o  gotoafrica.com - $7500
        o  findbuilders.com - $4000
        o  onlineathletes.com - $3000
        o  academicstore.com - $5000
        o  buypanties.com and 4panties.com - $16,000 for both

A selection of its domain names listed for sale, including asking price, with
HitDomains.com, a domain name broker, includes:

        o  4bets.com, $50,000
        o  4books.com, $100,000
        o  4computers.com, $200,000
        o  4gamblers.com, $50,000
        o  4marketing.com, $50,000
        o  4printing.com, $100,000
        o  4seminars.com, $40,000
        o  4shoppers.com, $50,000
        o  4software.com, $100,000
        o  4textbooks.com, $200,000
        o  4webpages.com, $200,000
        o  buyalcohol.com, $25,000
        o  buycdroms.com, $20,000
        o  buycds.com, $250,000
        o  buycontacts.com, $50,000
        o  buypetfood $100,000
        o  buypresents.com, $50,000
        o  buyprograms.com, $100,000
        o  cashflow.com, $100,000
        o  cdsavings.com, $35,000
        o  cheapmovies.com, $50,000
        o  cheapvacations.com, $100,000
        o  coffeelovers.com, $25,000
        o  comedyclub.com, $50,000
        o  drugdeals.com, $100,000
        o  getbusiness.com, $100,000
        o  getflowers.com, $100,000
        o  getmortgages.com, $100,000
        o  getorders.com, $25,000
        o  getperfume $50,000
        o  getpublicity.com, $50,000
        o  getsex.com, $250,000
        o  hotdate.com, $100,000

                                       29

        o  hotelbargains.com, $30,000
        o  moveme.com, $20,000
        o  mteverest.com, $25,000
        o  nudephotos.com, $250,000
        o  nudeteens.com, $250,000
        o  orderdrugs.com, $100,000
        o  orderforms.com, $50,000
        o  ordervideos.com, $50,000
        o  pcbargains.com, $100,000
        o  pcpricing.com, $50,000
        o  pickstocks.com, $30,000
        o  placebets.com, $100,000
        o  popcds.com, $30,000
        o  pornomall.com, $25,000
        o  pornomovies.com, $500,000
        o  softwaredeals.com, $100,000
        o  ticketdeals.com, $25,000
        o  tradecheap $25,000
        o  videobargains.com, $25,000
        o  videoslots.com, $100,000
        o  zoos.com, $25,000

Revenue by Market Segment

The approximate amount and percentage of revenue by product segment is as follows:

                      -------------------------------------- ------------ -------------------------------
                      Commissions (both adult and             $1,408,759                           90.3%
                      non-adult)
                      -------------------------------------- ------------ -------------------------------
                      -------------------------------------- ------------ -------------------------------
                      Virtual Malls                                2,000                              .1
                      -------------------------------------- ------------ -------------------------------
                      -------------------------------------- ------------ -------------------------------
                      Direct Sales                                90,000
                                                                          5.8
                      -------------------------------------- ------------ -------------------------------
                      -------------------------------------- ------------ -------------------------------
                      Sales of network marketing web pages        12,000                              .8
                      -------------------------------------- ------------ -------------------------------
                      -------------------------------------- ------------ -------------------------------
                      Sales of domain names                       47,000                             3.0
                      -------------------------------------- ------------ -------------------------------

Market Opportunity

Impulse Communications believes Impulse Communications is targeting a significant marketing opportunity because:

        o  The e-commerce market is already very large and growing rapidly.

        o  Millions of consumers have already purchased the products Impulse
           Communications sells for many years through traditional print catalogs, stores and television.

        o  There are logistical, financial and economic benefits to conducting business over the Internet.

        o  Impulse Communications offers a broader selection, high-quality products than a traditional retail outlet store.

        o  Impulse Communications offers a higher level of personalized customer service than a traditional retail outlet store.

        o  It  has and can maintain interesting, frequently updated website content.

                                       30

Marketing

Most of its business comes from free listings in Internet search engines.
Because Impulse Communications owns thousands of domain names, Impulse
Communications is listed many times in the search engines. Each domain name operates as its own sub-business and can have a search engine listing of its own.

Only about 30% of its websites are listed in the major search engines. Once the other 70% are listed, Impulse Communications believes income will increase substantially. Impulse Communications is  developing automated software to handle these search engine listings.

Impulse Communications uses additional marketing methods to bring people to its sites, including:

        o  Targeted banner advertising.

        o  Press releases.

        o  Paid search engine listings, paying for higher placement in the search result lists, on such sites as goto.com and realnames.com.

Its total advertising budget is less than $1000 a month

Because Impulse Communications sells products and services from large, well-know companies, those companies provide the brand name recognition. Since its customers buy directly from the various companies' websites, the better they know the companies' products and reputations, the better it is for it.

Many of its larger projects, such as findjobs.com, getvitamins.com,
findinfo.com, sexmaniac.com and nudephotos.com, have only become operational in the latter part of 2000. Therefore, they have just begun to bring in revenue and have not been widely marketed yet.

Potential Future Growth Areas

Impulse Communications plans to increase its customer traffic to its existing websites and expand into other Internet industries by:

        o  Increasing its advertising to expand its customer base.

        o  Opening websites in markets where it already owns related domain names, but have not as yet set up a website.

        o  Upgrading the graphics and content on its existing websites to be more appealing to visitors.

        o  Increasing the number of companies that pay it commissions, so
           Impulse Communications can offer a broader range of products.

        o  Translating its websites into foreign languages and expanding internationally.

        o  Buying additional domain names for the purpose of opening more websites.

To implement the foregoing, Impulse Communications needs no new equipment, employees, or bandwidth.  Most of the work will be done by Eric Borgos, the rest by existing employees and independent contractors.

                                       31

Because there is virtually no cost for it to enter each industry, Impulse
Communications has much room to grow. Impulse Communications has several thousand unused domain names that Impulse Communications plans to develop into revenue-generating websites. These domain names are already purchased and operational, but  carry a banner that indicates they are under construction.  A list is available at http:www.getnames.com/impulse.htm

The only cost of setting up these new sites is the Web page design. This work will be done by existing employees and independent contractors, and, based on its previous experience, will cost from $50,000-100,000 for the year 2000.

It  has the following Internet projects under development:

        o  Findkids.com - Will allow parents to search for their missing children over the Internet. Using face recognition technology, its software will compare their child's photo with thousands of photos of children displayed on web sites throughout the Internet.
        o  Adoptme.com - A web site allowing children to adopt virtual pets.
        o  Ailments.com - An online health portal listing information and links regarding specific medical conditions, diseases, and ailments.
        o  Gaysexmaniac.com - a gay sex search engine
        o  4consumers.com - Read product reviews from the leading consumer websites all on one page.  look at buyers' comments, opinions, and complaints for thousands of internet stores and vendors. Its automated search robot scans all of the major consumer websites to find the information you need.
        o  Videoparodies.com - A listing of funny music video parodies
        o  Hotconcerts.com - Free streaming video of rock concerts.
        o  Slangsite.com - A dictionary of modern slang.
        o  Eroticpills.com - An online store selling herbal sex products.
        o  Cybercones.com - Make a virtual ice cream cone or sundae.
        o  Crazytricks.com - Online magic tracks.
        o  Snapbubbles.com - Virtual bubble wrap.
        o  Ratingpets.com, ratingpeople.com, raingcars.com, ratingbabies.com,
           ratingarts.com, ratingmusic.com - Sites where users rate photos of people or objects.
        o  Monitorcamera.com - a spoof site where your computer monitor appears to take a picture of you.
        o  Playmash.com - An online version of the M.A.S.H. children's game.
        o  Castawaygame.com - A "Survivor" type online game.
        o  Temptationgame.com - A "Temptation Island" type online game.
        o  Dreamgirlfriends.com - A virtual girlfriend.

                                       32

        o  Coloringsite.com - An online coloring book.
        o  Bored.com movie reviews - will use licensed data from
           checkthegrid.com and rateitall.com.
        o  Guess the TV show or movie name - will use licensed technology from
           smalltime.com.
        o  Artinfo.com - Links to art related sites.
        o  Fitnessmall.com - Links to fitness sites.
        o  Dietinfo.com -  Links to diet sites.
        o  Getpublicity.com - links to Internet marketing sites.

Impulse Communications has spent more than $50,000 setting up its own adult pay site at nudephotos.com. The site is one of the largest adult entertainment sites on the net, with over 700,000 sexually explicit photos, 50,000 online sexually explicit movies, live sex shows, 10,000 erotic stories and free phone sex.
Impulse Communications plans to create additional sexually oriented adult entertainment sites using the existing content, but marketed towards different niche markets, such as:

        o  Whipme.com for the bondage market.

        o  Lesbiancity.com for the lesbian market.

        o  Nudeteens.com for the teen market.

        o  Amateurphotos.com for the amateur market.

        o  Asianphotos.com for the Asian market.

These specialized markets have much less competition and a much higher signup rate among viewers who visit the sites.

Trademarks

While Impulse Communications owns many domain names, none of those domain names are trademarked. Domain names are required to be renewed on an annual basis at a cost of $10 per name.

Competition

The market for e-commerce over the Internet is new, rapidly evolving and intensely competitive, and it expects competition to intensify in the future.
Barriers to entry are relatively low, and current and new competitors can launch new websites at a relatively low cost using commercially available software. It or potentially competes with a number of other companies, including many of its third party providers.

The recent establishment of large affiliate network, such as linkshare.com,
clicktrade.com, reporting.net and cj.com, has made it easier for new companies to enter the affiliate sales market, but it has  made it easier for it to sell a wider variety of products. These networks are basically listings of affiliate commission programs grouped by industry. If, for example, it decides to open another online book site, Impulse Communications can easily find many online bookstores willing to pay a commission through these networks. These networks make commission tracking, link management and sales accounting easier for it.

                                       33

Impulse Communications believes it may be able to favorably compete because the cost of buying good domains names has become increasingly expensive, giving its large number of domain names and advantage.  Although each of the industries for which Impulse Communications offers products and services is extremely competitive, Impulse Communications believes all of its industries are growing at high enough rates to accommodate many competing companies. Indeed, Impulse
Communications believes that competition within an industry actually helps it, because Impulse Communications has the ability to become a sales agent for each new company that enters the market and receive a commission from them.

Product Liability

Because Impulse Communications offers thousands of products and services over the Internet from many different manufacturers and vendors, it could be held liable from any problems that arise from those sales. Impulse Communications does not carry liability insurance, so any litigation resulting from product liability or service liability could materially harm its business.

Government Regulation

Impulse Communications is subject, both directly and indirectly, to various laws and governmental regulations relating to its business. There are  few laws or regulations directly applicable to commercial online services or the Internet.
However, due to increasing popularity and use of commercial online services and the Internet, it is possible that a number of laws and regulations may be adopted with respect to commercial online services and the Internet. These laws and regulations may cover issues including, for example, user privacy, pricing and characteristics and quality of products and services. Moreover, the applicability to commercial online services and the Internet of existing laws governing issues including, for example, property ownership, libel and personal privacy, is uncertain and could expose it to substantial liability. Any new legislation or regulation or the application of existing laws and regulations to the Internet could reduce or eliminate its income.

As its services are available over the Internet anywhere in the world, multiple jurisdictions may claim that Impulse Communications is required to qualify to do business as a foreign corporation in each of those jurisdictions. Its failure to qualify as a foreign corporation in a jurisdiction where Impulse Communications is required to do so could subject it to taxes and penalties for the failure to qualify. It is possible that state and foreign governments might  attempt to regulate its transmissions of content on its websites or on the websites of others or prosecute it for violations of their laws. Impulse Communications cannot assure you that violations of local laws will not be alleged or charged by state or foreign governments, that it might not unintentionally violate these laws or that these laws will not be modified, or new laws enacted, in the future.

The laws regarding the dissemination of sexually oriented adult entertainment over the Internet are  unsettled. Courts have held the right to distribute adult entertainment over the Internet is protected by the First and Fourteenth
Amendments to the United States Constitution, which prohibit Congress or the various states from passing any law abridging the freedom of speech.

The First and Fourteenth Amendments, however, do not protect the dissemination of obscene material, and several states and communities in which its websites are available, have enacted laws regulating the distribution of obscene material with some offenses designed as misdemeanors and others as felonies, depending on numerous factors. The consequences for violating the State statutes are as varied as the number of states enacting them. Similarly, 18 U.S.C. Sections
1460-1469 contain the federal prohibitions with respect to the dissemination of obscene material, and the potential penalties for individuals, including directors, officers and employees, violating the federal obscenity laws include fines, community service, probation, forfeiture of assets and incarceration. The range of possible sentences require calculations under the Federal Sentencing
Guidelines, and the amount of the fine and the length of the period of the incarceration under those guidelines are calculated based upon the retail value of the unprotected materials.

                                       34

taken into account in determining the amount of the fine, length of incarceration or other possible penalty are whether the person accepts responsibility for his or her actions, whether the person was a minimal or minor participant in the criminal activity, whether the person was an organizer, leader, manager or supervisor, whether multiple counts were involved, whether the person provided substantial assistance to the government, and whether the person has a prior criminal history.

In addition federal law provides for the forfeiture of:

        o  Any obscene material produced, transported, mailed, shipped or received in violation of the obscenity laws.

        o  Any property, real or personal, constituting or traceable to gross profits or other proceeds obtained from the offense.

        o  Any property, real or personal, used or intended to be used to commit or to promote the commission of the offense, if the court in its discretion so determines, taking into consideration the nature, scope and proportionality of the use of the property in the offense.

With respect to the realm of potential penalties facing it should it be found guilty of disseminating obscene material, the forfeiture provisions detailed above may apply to its corporate assets falling under the statute. In addition, a fine may be imposed, the amount of which is tied to the pecuniary gain to the organization from the offense or determined by a fine table tied to the severity of the offense.  factored into determining the amount of the fine are the number of individuals in the organization and whether an individual with substantial authority participated in, condoned, or was willfully ignorant of the offense;
whether the organization had an effective program to prevent and detect violations of the law; and whether the organization cooperated in the investigation and accepted responsibility for its criminal conduct. In addition, the organization may be subject to a term of probation of up to five years.

Federal and state obscenity laws define the legality or illegality of materials by reference to the United States Supreme Court's three-prong test set forth in
Miller v. California, 413 U.S 1593 in 1973. This test is used to evaluate whether materials are obscene and therefore subject to regulation. Miller provides that the following must be considered:

        o  Whether the average person, applying contemporary community standards, would find that the work, taken as a whole, appeals to the prurient interest.

        o  Whether the work depicts or describes, in a patently offensive way, sexual conduct specifically defined by the applicable state law.

        o  Whether the work, taken as a whole, lacks serious literary, artistic, political or scientific value.

The Supreme Court has clarified the Miller test in recent years advising that the prurient interest prong and patent offensiveness prong must be measured against, as the wording goes, the standards of an average person, applying contemporary community standards, while the value prong of the test is to be judged according to a reasonable person standard.

                                       35

Impulse Communications believes that Impulse Communications is in compliance with all federal, state and local regulations regulating the content of any motion picture, photographic and print products offered on any of its affiliate websites.

As discussed above, U.S. federal and state government officials have targeted what some people term as sin industries, such as tobacco, alcohol and adult entertainment for special tax treatment and legislation. In 1996, the U.S
Congress passed the Communications Decency Act of 1996. Recently, the Supreme
Court, in American Civil Liberties Union versus Reno, held some substantive provisions of the Communications Decency Act unconstitutional. Businesses in the adult entertainment and programming industries expended millions of dollars in legal and other fees in overturning the Communications Decency Act. Investors should understand that the adult entertainment industry may continue to be a target for legislation. In the event it must defend itself, or join with other companies in the adult entertainment business to protect its rights, it may incur significant expenses that could reduce or eliminate its income.

Network Infrastructure

All of the websites Impulse Communications owns are hosted on Internet servers located at major Web hosting providers such as Concentric Networks,
Rackspace.com, Pair Networks and Interland. All of these hosting companies offer high-speed fiber optic T-3 data connections, redundant Internet backbone providers and 24-hour-a-day website monitoring and tech support.

Impulse Communications has a four-year contract with Concentric Networks to host many of its sites with four servers specifically dedicated to its accounts. The contract stipulates that it pays Concentric Networks $3,000 a month for the four dedicated servers.

Should Concentric Networks go out of business, or for some reason be unable to provide a reliable Internet connection for the servers, it would experience both several days' downtime and additional expenses.  If Impulse Communications receives notice ahead of time that its account needs to be moved to another provider, downtime would be only be about 1 day with minimal additional expenses.

There are, however, many other Web hosting services that offer similar services at competitive prices, and Impulse Communications maintains backup servers with several of those vendors. In addition to 4 dedicated servers with
Concentric.com, alternate dedicated servers are maintained at rackspace.com and
infotechsys.com.  Non-dedicated hosting accounts are maintained at pair.com,
interland.net,
and he.net.

Web sites and domain names could be easily moved from one server or web host to another in the event of an emergency or contract cancellation by Concentric
Networks.

Doing business on the internet

Impulse Communications is an internet based business.  Global online commerce is new and evolving.  Rapid growth in the acceptance and use of the Internet for the sale of products and services is a recent phenomenon, and the Web may not prove to be a viable commercial marketplace in the long term.

                                       36

Customers who historically have used traditional means of buying products and services may not use Impulse Communications because its products and services are internet-based.  Customers also may not utilize Impulse Communications'
internet-based services because of concerns about fraud, privacy and the security of  transmission of confidential information over public networks.

Development and maintenance of the web infrastructure includes maintenance of a reliable network backbone with the necessary speed, data capacity and security, as well as timely development of complementary products such as high speed modems, for providing reliable access to Impulse Communications' products and services.

The web has experienced, and is likely to continue to experience, significant growth in the numbers of customers and amount of traffic. If the web continues to experience increased numbers of customers, increased frequency of use or increased bandwidth requirements, the web infrastructure may be unable to support the demands placed on it. Specifically, if sufficient bandwidth is not available, there may be a slower than anticipated growth of the internet as a means of commerce.

The web could be damaged by outages and other delays as a result of damage to portions of its infrastructure. Heavy stress placed on systems could cause them to operate at unacceptably low speed or fail.  Additionally, a natural disaster, power or telecommunications failure or act of war may cause extended systems failure.  Computer viruses or unauthorized access to or sabotage of its network by a third party could also result in system failures or service interruptions.
Although Impulse Communications has not experienced any of these problems to date, outages and delays that occur in the future could reduce the level of usage of the web as well as the level of traffic to and revenues generated from its sites.

Problems with web infrastructure could also increase costs of use of the web. If it costs customers more to access the internet, there may be fewer customers than Impulse Communications anticipates.  If it costs Impulse Communications or its third party providers more to maintain websites, prices may increase and demand may decrease.

The vast majority of laws and regulations governing Impulse Communications'
internet operations were adopted prior to the advent of the Internet and related
technologies.   Many do not contemplate or address the unique issues of the
Internet and related technologies.  Those laws that do reference the Internet, such as the recently passed Digital Millennium Copyright Act, have not yet been interpreted by the courts and their applicability and reach are therefore uncertain. The federal government or one or more states may attempt to impose these regulations upon Impulse Communications in the future, which could harm its business.

Several states have proposed legislation that would limit the uses of personal user information gathered online or require online its various products and services and those of its third party customers to establish privacy policies.
The Federal Trade Commission also has recently settled a proceeding with one online service regarding the manner in which personal information is collected from customers and provided to third parties. Changes to existing laws or the passage of new laws intended to address these issues could directly affect the way Impulse Communications does business or could create uncertainty in the marketplace.

In addition, because its products and services are accessible worldwide, and
Impulse Communications sells to customers worldwide, foreign jurisdictions may claim that Impulse Communications is required to comply with their laws.

In the United States, companies are required to qualify as foreign corporations in states where they are conducting business.  As a company conducting business on the internet, it is unclear in which states Impulse Communications is actually conducting business.

Impulse Communications does not plan to collect sales or other similar taxes on revenues generated from its sites. One or more states may seek to impose revenues tax collection obligations on companies such as Impulse Communications that engage in or facilitate onlinecommerce. Several proposals have been made at the state and local level that would impose additional taxes on revenues generated from the sale of goods or services through the Internet. These proposals, if adopted, could substantially impair the growth of electronic commerce, and could diminish its opportunity to derive financial benefit from its activities.

                                       37

The U.S. federal government recently enacted legislation prohibiting states or other local authorities from imposing new taxes on Internet commerce for a period of three years. This tax moratorium will last only for a limited period and does not prohibit states or the Internal Revenue Service from collecting taxes on its income, if any, or from collecting taxes that are due under existing tax rules.

Property and Leases

Its primary business address is:

Impulse Communications
468 Kingstown Road, #4
Wakefield, RI  02879
Phone:  401-789-0885

It  maintains offices at:

10061 Talbert Ave
Suite 226
Fountain Valley, CA 92708

and

315 West 39th Street
Suite 1308
New York, NY 10018

The California office space is part of an office suite, and is subleased from
Vortal Group, Inc. on a month to month basis for $600 per month.  The New York office space lease began on October 1st, 2000 with a term of 3 years and 1 month, at a monthly rate of $1430.  The Rohde Island space is in the president's house and is furnished at no cost.

Employees

Impulse Communications  has 2 employees, one doing web design and the other marketing, in addition to Mr. Borgos, and  uses independent contractors on a regular basis. Impulse Communications uses the independent contractors for:

                                       38

        o  Website design
        o  Programming
        o  Search engine promotion.

Impulse Communications has no contracts with its independent contractors.

                        IMPULSE COMMUNICATIONS MANAGEMENT

The name and age of Impulse Communications' executive officer and director as of
February 28, 2001, is as follows:

----------------------------------- ---------- ------------------------------------------------------------------------------
     Name                           Age                                             Position
     ----                           ---                                             --------
----------------------------------- ---------- ------------------------------------------------------------------------------
----------------------------------- ---------- ------------------------------------------------------------------------------
     Eric Borgos                          32        CEO, president and director
----------------------------------- ---------- ------------------------------------------------------------------------------

Eric Borgos started Impulse Communications in September 1990 as a computer consulting company. From September 1988 to December 1990, Mr. Borgos worked part-time in the Babson College Computer Center. During the summers in 1986,
1987, and 1988 Mr. Borgos worked as in intern at  O'Connor and Associates, a
Wall Street stock brokerage. Mr. Borgos received his B.A. from Babson College in
1991

Directors serve for the a one year term. Impulse Communications' bylaws  provide for a board of directors comprised of 1 director.

Executive Compensation

Impulse Communications has no compensation committee or other board committee performing equivalent functions.  Mr. Borgos, Impulse Communications' current president and chief executive officer, participated in deliberations of Impulse
Communications' board of directors concerning executive officer compensation.

Impulse Communications has no employment agreement with Mr. Borgos. It paid him
$90,000 in salary in 2000. It has agreed to pay him a salary of $20,000 per month in the year 2001. It does maintain key-man life insurance on Mr. Borgos for $1,000,000 through Amica Life Insurance Company.

Board Compensation

Impulse Communications' director does not receive cash compensation for his services as director.

Indemnification of Director and Officer

Impulse Communications has agreed to indemnify Impulse Communications' director, meaning that Impulse Communications will pay for damages he incurs for properly acting as director.  NRS 78.037 of the Nevada General Corporation Law,  provides that any provision may not eliminate or limit the liability of a director or officer for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or the payment of dividends in violation of the Nevada general corporation law.

Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against the public policy and is therefore, unenforceable.

                                       39

                    IMPULSE COMMUNICATIONS LEGAL PROCEEDINGS

 Impulse Communications is not a party to or aware of any pending or threatened lawsuits or other legal actions.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Included in accounts payable at December 31, 2000 and 1999 is $1,540 and $2,783, respectively, due to Joan Borgos, Mr. Borgos' mother, for Internet web page consulting services.  Included in operating expenses is $28,050 and $32,735 paid to the related party for the years ended December 31, 2000 and 1999, respectively.

Loan receivable, stockholder represents a formalized loan agreement for advances to Mr. Borgos, with interest at 6%. There are no specific repayment terms.
$175,173 was due at year end 2000. Interest income on the loan amounted to
$5,300 for the year ended December 31, 2000.

                  IMPULSE COMMUNICATIONS PRINCIPAL STOCKHOLDERS

The following table sets forth some information regarding the beneficial ownership of Impulse Communications' common stock as of February 28, 2001 by

        o  Each shareholder known to own beneficially more than 5% of the common stock
        o  Each executive officer
        o  Each director and all directors and executive officers as a group:

      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      Name                                       Number of Shares              Percentage before      Percentage after
      ----                                       -----------------             ------------------     -----------------
                                                                               merger                 merger
                                                                               ------                 ------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
           Eric Borgos                                9,750,000                     97.5                   94%
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
      ------------------------------------------ ----------------------------- ---------------------- ---------------------
           All directors and named executive          9,750,000                     97.5                   94%
      officers as a group (one person)
      ------------------------------------------ ----------------------------- ---------------------- ---------------------

This table is based upon information derived from Impulse Communications' stock records.  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, Impulse Communications believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.
Applicable percentages are based upon 10,007,500 shares of common stock outstanding as of February 28, 2001 and 10,407,500 shares after closing of the merger.

                         ADAR ALTERNATIVE ONE'S BUSINESS

History and Organization

In April, 1999, Mr. Sidney J. Golub of The Adar Group retained Williams Law
Group, P.A. to form an acquisition corporation to acquire a private company that had already made a decision to go public via a reverse merger with a shell. At the request of Adar, as the attorney who formed the corporation and is a resident of the state of Florida, Mr. Williams agreed to serve as president and director of the corporation on behalf of an client with a primary residence out of state for whom the corporation was formed solely as a matter of administrative convenience until an acquisition candidate was identified. It was agreed with the client that thereafter, he would resign when an acquisition candidate was located and Mr. Golub would serve as president and director.
Originally formed as one of a series of acquisition companies for Mr. Golub and others, it was agreed that it would change its name from Eighth Enterprise
Service Group to Adar Alternative One prior to the filing of this registration statement.

                                       40

Adar Alternative One is not a company that has stock qualified for quotation on the over-the-counter bulletin board.  Before securing approval of an application to be quoted on the over-the-counter bulletin board, this registration statement must be declared effective. Public Securities, an NASD market maker, has agreed to file the required form to secure a quotation on the over-the-counter bulletin board for the surviving company.

Operations

Adar Alternative One does not  engage in any business activities that provide any cash flow.  The costs of identifying, investigating, and analyzing the merger with Impulse Communications have been and will continue to be paid with money in Adar Alternative One's treasury or loaned by management. This is based on an oral agreement between management and Adar Alternative One.

Employees

Adar Alternative One  has no employees. Its officer and director is engaged in other business activities

Properties

Adar Alternative One is  using the office of Mr. Sidney Golub, Mashpee MA, at no cost. Such arrangement is expected to continue only until a business combination is closed, although there is  no such agreement between it and Mr. Golub. Adar
Alternative One at present owns no equipment, and does not intend to own any.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of Adar Alternative One's common stock as of December 31, 2000 by

        o  Each shareholder known to own beneficially more than 5% of the common stock
        o  Each executive officer
        o  Each director and all directors and executive officers as a group:

                                       41

      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      Name                                 Number of Shares        Percentage       Number of Shares   Percentage
      ----                                 -----------------       -----------      -----------------  -----------
                                           Pre-Merger(1)           before merger    Post-Merger (1)    after merger
                                           -------------           -------------    ---------------    ------------
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      Michael T. Williams                      1,000,000               50%              200,000            2%
      100 100%
      2503 W. Gardner Ct.
      Tampa FL 33611
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      Sidney J. Golub                          1,000,000               50%              200,000            2%
      10 Troon Place
      P.O. Box 289
      Mashpee, MA 02649
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------
      All directors and named                  1,000,000               50%              400,000            4%
      executive officers as a group (one
      person)
      ------------------------------------ ----------------------- ---------------- ------------------ ----------------

This table is based upon information derived from its stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, it believes that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon
2,000,000 shares of Common Stock outstanding as of December 31, 2000.

(1)  In connection with the merger, Adar Alternative One agreed to effect a reverse split such that the Williams and Mr. Golub will each own 200,000 shares prior to the closing of the merger.

Mr. Williams and Mr. Golub may be deemed its founders, as that term is defined under the securities act of 1933.

Director and Executive Officer.

The following table and subsequent discussion sets forth information about its director and executive officer, who will resign upon the closing of the acquisition transaction. Its director and executive officer was elected to his position in February 2000.

 Name                        Age                    Title
 -----                       ---                    -----

 Sidney J. Golub             58                     President, Treasurer and Director

Since prior to 1995, Mr. Golub has been president of Adar Group, Inc., a management consulting firm. In December 2000, Mr. Golub and  Adar International,
Inc. d/b/a/ The Adar Group, without admitting or denying the SEC's findings, consented to the entry of an order by the SEC to cease and desist from acting as an unregistered broker and dealer in connection with the sale of public shell corporations and paid a civil money penalty of $10,000. Mr. Golub acts only as a principal of acquisition companies seeking reverse merger candidates. Mr. Golub is president and director of Adar Alternative Two, Inc., a similar company that has also filed  a registration statement on Form S-4. Mr. Golub is not associated with any other companies represented by Williams Law Group that have filed similar registration statements.

Executive Compensation.

The following table sets forth all compensation awarded to, earned by, or paid for services rendered to it in all capacities during the period ended December
31, 2000, by its prior chief executive officer.

                           Summary Compensation Table
                           --------------------------

Name and Principal Position                    Annual Compensation - 2000
---------------------------                    --------------------------
                                               Salary                Bonus            Number of Shares Underlying Options
                                               ------                -----                                       --------
Sidney J. Golub, President                    $42,500                 None                           None

                                       42

Certain Relationships and Transactions.
---------------------------------------

Adar Alternative One will receive a merger fee of $125,000 from Impulse
Communications.  Adar Alternative One has agreed to pay a fee of $62,500 to Mr.
Golub for his role as president and director of Adar Alternative One and to pay
Williams Law Group, P.A. $62,500 as legal fees in connection with the preparation of this registration statement.  In the opinion of Adar Alternative
One, this fee is as favorable as could have been obtained from similar providers of legal services in this transaction structure.

Pursuant to the merger agreement, the shareholders of Adar Alternative One may retain 400,000 shares of common stock issued for an aggregate capital contribution of $79 upon formation of Adar Alternative One. Of these shares,
200,000 shares will be retained by Mr. Golub and 200,000 shares will be retained by Mr. Williams.

Upon formation, Williams Law Group and Mr. Golub were issued 1,000,000 shares each. In connection with the merger, Adar Alternative One agreed to effect a reverse split so that Mr. Williams and Mr. Golub will each own 200,000 shares prior to the closing of the merger. This is because Impulse Communications required that Mr. Williams plus Mr. Golub could only retain an aggregate of 4%
of the issued and outstanding shares when the merger closed. Because they owned more shares than permitted, they agreed to a reverse split in order to satisfy this requirement.

Legal Proceedings.

Adar Alternative One is not a party to or aware of any pending or threatened lawsuits or other legal actions.

Indemnification of Director and Officer.

Adar's director is bound by the general standards for directors provisions in
Florida law. These provisions allow him in making decisions to consider any factors as he deems relevant, including its long-term prospects and interests and the social, economic, legal or other effects of any proposed action on the employees, suppliers or its customers, the community in which the it operates and the economy. Florida law limits its director's liability.

Adar has agreed to indemnify its director, meaning that it will pay for damages he incurs for properly acting as director.

Insofar as indemnification for liabilities arising under the securities act may be permitted to directors, officers or persons controlling the registrant under the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission this indemnification is against the public policy and is therefore, unenforceable.

                                       43

               DESCRIPTION OF ADAR ALTERNATIVE ONE'S CAPITAL STOCK

-------------------------------------------- ----------------------------------------- ------------------------------------------
                                             Authorized Capital Stock                  Shares Of Capital Stock Outstanding
                                             -------------------------                 -----------------------------------
-------------------------------------------- ----------------------------------------- ------------------------------------------
-------------------------------------------- -------------------- -------------------- --------------------- --------------------
                                             Before Merger        After Merger         Before Merger         After Merger
-------------------------------------------- -------------------- -------------------- --------------------- --------------------
-------------------------------------------- -------------------- -------------------- --------------------- --------------------
Common                                       50,000,000           75,000,000           2,000,000             10,407,500
-------------------------------------------- -------------------- -------------------- --------------------- --------------------
-------------------------------------------- -------------------- -------------------- --------------------- --------------------
Preferred                                    20,000,000           none                 None                  None
-------------------------------------------- -------------------- -------------------- --------------------- --------------------

Common stock

Adar Alternative One is authorized to issue 50,000,000 shares of no par common stock. After reincorporation in Nevada, it will be authorized to issue
75,000,000 shares of no par common stock. As of February 28, 2001, there were
2,000,000 shares of common stock outstanding held of record by 2 stockholders.
There will be 10,407,500 of common stock held of record by 53 stockholders after giving effect to the issuance of the shares of common stock under this prospectus/consent solicitation.

The shares of Adar Alternative One and Impulse Communications are not listed or qualified for trading on any exchange or market.

Before and after the merger, the holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The common stock has no preemptive or conversion rights or other subscription rights. There are no sinking fund provisions applicable to the common stock.

Preferred stock

Adar Alternative One is authorized to issue 20,000,000 shares of preferred stock.  There are no shares of preferred stock outstanding. After reincorporation in Nevada, it will not be authorized to issue preferred stock.

Dividends

Adar Alternative One has never paid any dividends and does not expect to do so after the closing of the merger and thereafter for the foreseeable future.

Transfer Agent And Registrar

Adar Alternative One is the transfer agent and registrar for Adar Alternative
One's common stock.

     COMPARISON OF RIGHTS OF ADAR ALTERNATIVE ONE STOCKHOLDERS AND IMPULSE
                          COMMUNICATIONS SHAREHOLDERS

Because Adar Alternative One will change its state of incorporation, articles and bylaws to be the same as those of Impulse Communications, the rights of stockholders of Impulse Communications will not change as a result of the merger.

The rights of the stockholders of Impulse Communications will be governed by applicable Nevada law. Impulse Communications' articles of incorporation and bylaws are consistent with the provisions of Nevada law. Impulse Communications'
articles of incorporation and bylaws have been filed as an exhibit to this registration statement.

                                       44

The following summaries do not provide a complete description of the specific rights of Impulse Communications stockholders which are governed by the provisions of Nevada law and the articles of incorporation and bylaws that are exhibits to this registration statement.

Directors

Under Section NRS 78.115, the business of every corporation must be managed by a board of directors or trustees, all of whom must be natural persons who are at least 18 years of age. A corporation must have at least one director, and may provide in its articles of incorporation or in its bylaws for a fixed number of directors or a variable number of directors within a fixed minimum and maximum, and for the manner in which the number of directors may be increased or decreased. Directors need not be stockholders.

Removal of Directors

Section NRS 78.335 concerning removal of directors provides:

        o  Any director or one or more of the incumbent directors may be removed from office by the vote of stockholders representing not less than two/thirds of the voting power of the issued and outstanding stock

        o  All vacancies, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum. When one or more directors give notice of his or their resignation to the board, effective at a future date, the board may fill the vacancy or vacancies to take effect when the resignation or resignations become effective, each director being appointed to hold office during the remainder of the term of office of the resigning director or directors.

Quorum at Meeting of Directors

Section NRS 78.315 of Nevada law provides that a quorum at a board of directors meeting shall be not less than a majority of the directors.

Special Stockholder Meetings

Special meetings of the stockholders may be called by the president or by the directors, and shall be called by the clerk, or in case of the death, absence, incapacity or refusal of the clerk, by any other officer, upon written application of one or more stockholders who are entitled to vote at the meeting and who hold at least one-tenth part in interest of the capital stock entitled to vote at the meeting, stating the time, place and purposes of the meeting,

Notice of Meeting of the Stockholders

Section NRS 78.370 of Nevada law provides that stockholders will receive written notice of any meeting where they are required or permitted to take any action.

Stockholder Action without a Meeting

Under NRS 78.320 of Nevada law, unless otherwise provided in the articles of incorporation, stockholders may take any action without a meeting if a written consent is signed by the holders of outstanding stock having not less than the minimum number of votes that would be required to authorize or take such action at a meeting if all shares were present and voted.

                                       45

Amendment to Articles of Incorporation

Under NRS 78.390 of Nevada law, an amendment to the articles of incorporation requires the approval of the corporation's board and the affirmative vote of a majority of the outstanding shares entitled to vote.

                              AVAILABLE INFORMATION

Neither Impulse Communications nor Adar Alternative One are subject to the reporting requirements of the Exchange Act and the rules and regulations promulgated thereunder, and, therefore, do not file periodic reports, information statements or other information with the Commission. Adar
Alternative One has filed with the Commission a registration statement on Form
S-4 under the Securities Act. Thus, it will be subject to the reporting requirements of the Exchange Act during the year in which this registration statement is declared effective.  These requirements require it to file periodic reports, information statements or other information with the Commission.
Thereafter, it will continue to be subject to these requirements by filing a registration statement to register its class of common stock under section 12 of the Exchange Act on Form 8-A.  This prospectus/consent solicitation constitutes the prospectus/consent solicitation of Adar Alternative One that is filed as part of the Registration Statement in accordance with the rules and regulations of the Commission. Copies of the registration statement, including the exhibits to the Registration Statement and other material that is not included herein, may be inspected, without charge, at the Public Reference Section of the
Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, DC
20549. Copies of such materials may be obtained at prescribed rates from the
Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street,
N.W., Washington, DC 20549. Information on the operation of the Public Reference
Room may be obtained by calling the Commission at 1-800-SEC-0330. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov that contains reports, information and information statements and other information regarding registrants that file electronically with the Commission.

                                  LEGAL MATTERS

The validity of the shares of Adar Alternative One common stock being offered by this prospectus and certain federal income tax matters related to the exchange are being passed upon for Adar Alternative One by Williams Law Group, P.A.,
Tampa, FL.  Mr. Williams owns 1,000,000 shares pre merger and 200,000 shares post merger of the common stock of Adar Alternative One.

                                       46

                   IMPULSE COMMUNICATIONS, INC. AND SUBSIDIARY
                    AUDITED CONSOLIDATED FINANCIAL STATEMENTS
                         AND OTHER FINANCIAL INFORMATION
                                DECEMBER 31, 2000

AUDITED FINANCIAL STATEMENTS

     CONSOLIDATED STATEMENTS OF OPERATIONS AND

OTHER FINANCIAL INFORMATION

     INDEPENDENT AUDITORS' REPORT ON OTHER FINANCIAL INFORMATION..............13

     PRO FORMA PER SHARE DATA.................................................14

                          INDEPENDENT AUDITORS' REPORT

To The Board of Directors
Impulse Communications, Inc.

We have audited the accompanying consolidated balance sheets of Impulse
Communications, Inc. and Subsidiary as of December 31, 2000 and 1999, and the
related consolidated statements of operations and proprietor's equity/retained earnings and cash flows - direct method for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Impulse
Communications, Inc. and Subsidiary as of December 31, 2000 and 1999 and the
results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

Westwood, Massachusetts
March 2, 2001

                                       1

                   IMPULSE COMMUNICATIONS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                                              December 31,
                                                                                          2000            1999
                                                                                          ----            ----

CURRENT ASSETS
     Cash                                                                             $      15,048  $           0
     Accounts receivable                                                                    114,215          53,873
     Prepaid expenses                                                                        72,949
                                                                                             ------          ------
                                                                                                                  0

       TOTAL CURRENT ASSETS                                                                 202,212          53,873
                                                                                            -------          ------

EQUIPMENT, net of accumulated depreciation of $26,048
     in 2000 and $4,478 in 1999                                                             145,672           8,530
                                                                                            -------           ------
OTHER ASSETS
     Deposits                                                                                 4,296               0
     Loan receivable, stockholder                                                           175,173
                                                                                            -------          -------
                                                                                                                  0

       TOTAL OTHER ASSETS                                                                   179,469
                                                                                            --------         -------
                                                                                                                  0

       TOTAL ASSETS                                                                   $     527,353  $      62,403
                                                                                      =============  =============

                                       2

                  IMPULSE COMMUNICATIONS, INC. AND SUBSIDIARY
                LIABILITIES AND STOCKHOLDER'S/PROPRIETOR'S EQUITY

                                                                                                   December 31,
                                                                                                2000               1999
                                                                                                ----               ----

CURRENT LIABILITIES
   Note payable, line of credit                                                            $      47,060   $           0
   Accounts payable                                                                                31,243         18,172
   Accrued payroll                                                                                  2,360              0
   Accrued income taxes                                                                           117,832
                                                                                                  --------        -------
                                                                                                                       0

      TOTAL CURRENT LIABILITIES                                                                   198,495         18,172
                                                                                                  --------        -------

OTHER LIABILITIES
   Deferred taxes                                                                                  63,809              0
                                                                                                   ------          ------

STOCKHOLDER'S/PROPRIETOR'S EQUITY
   Common stock                                                                                    10,008              0
   Additional paid-in capital                                                                      30,165              0
   Retained earnings                                                                              224,876              0
   Proprietor's equity                                                                                  0         44,231
                                                                                                 ---------        -------

      TOTAL STOCKHOLDER'S/PROPRIETOR'S EQUITY                                                     265,049         44,231
                                                                                                  --------        -------

      TOTAL LIABILITIES AND STOCKHOLDER'S/PROPRIETOR'S EQUITY                              $     527,353   $      62,403
                                                                                           =============   =============

                                       3

                   IMPULSE COMMUNICATIONS, INC. AND SUBSIDIARY
                    CONSOLIDATED STATEMENTS OF OPERATIONS AND
                      PROPRIETOR'S EQUITY/RETAINED EARNINGS

                                                                                     Year Ended December 31,
                                                                                     2000               1999
                                                                                     ----               ----

INTERNET REVENUES                                                                     $1,559,759         $1,049,024

COST OF REVENUES                                                                         861,088            745,008
                                                                                         -------            -------

GROSS PROFIT                                                                             698,671            304,016
                                                                                         -------            -------

OPERATING EXPENSES (INCOME)
   Sales and marketing                                                                    75,836              7,042
   General and administrative                                                            188,185             19,770
   Interest expense                                                                        1,537                  0
   Interest income                                                                       (5,383)                  0
                                                                                         --------            -------

      TOTAL OPERATING EXPENSES (INCOME)                                                  260,175             26,812
                                                                                         --------            -------

INCOME BEFORE PROVISION FOR INCOME TAXES                                                 438,496            277,204

PROVISION FOR INCOME TAXES                                                               181,641                  0
                                                                                         --------            -------

NET INCOME                                                                              $256,855            277,204
                                                                                        ========

PROPRIETOR'S EQUITY AT BEGINNING OF YEAR                                                 $44,231             33,066

NET INCOME THROUGH MARCH 6, 2000                                                          31,979                  0

PROPRIETOR'S DISTRIBUTIONS, NET OF CONTRIBUTIONS
   AND DONATED SERVICES                                                                   76,210            266,039
                                                                                         -------             -------

PROPRIETOR'S EQUITY                                                                           $0            $44,231
                                                                                              ==            =======

RETAINED EARNINGS AT BEGINNING OF PERIOD                                                      $0

NET INCOME FROM MARCH 6, 2000 THROUGH
   DECEMBER 31, 2000                                                                     224,876
                                                                                         -------

RETAINED EARNING AT END OF YEAR                                                         $224,876
                                                                                        ========

                                       4

                   IMPULSE COMMUNICATIONS, INC. AND SUBSIDIARY
              CONSOLIDATED STATEMENTS OF CASH FLOWS - DIRECT METHOD

                                                                                    Year Ended December 31,
                                                                                    2000                1999
                                                                                    ----                ----

CASH FLOWS FROM OPERATING ACTIVITIES
   Cash received from customers                                                      $1,539,590          $1,033,177
   Cash paid to suppliers and employees                                             (1,145,354)           (640,591)
   Interest paid                                                                        (1,537)                   0
   Interest received                                                                      5,383
                                                                                    -----------          ----------
                                                                                                                  0

      NET CASH PROVIDED BY OPERATING ACTIVITIES                                         398,082             392,586
                                                                                    -----------          ----------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of equipment                                                              (158,711)             (6,547)
   Advances to stockholder                                                            (190,169)                   0
   Repayment of advances to stockholder                                                  14,996
                                                                                    -----------          ----------
                                                                                                                  0

      NET CASH (USED) BY INVESTING ACTIVITIES                                         (333,884)             (6,547)
                                                                                    -----------          ----------

CASH FLOWS FROM FINANCING ACTIVITIES
   Proprietor's withdrawals, net                                                       (96,210)           (386,039)
   Proceeds from note payable, line of credit                                            47,060
                                                                                    -----------          ----------
                                                                                                                  0

      NET CASH (USED) BY FINANCING ACTIVITIES                                          (49,150)           (386,039)
                                                                                    -----------          ----------

NET INCREASE IN CASH                                                                     15,048                   0

CASH AT BEGINNING OF YEAR                                                                     0                   0
                                                                                    -----------          ----------

CASH AT END OF YEAR                                                                     $15,048                  $0
                                                                                        =======                  ==

SUPPLEMENTAL SCHEDULE OF NONCASH OPERATING
   AND FINANCING ACTIVITY:

The stockholder contributed $40,173 of net assets in exchange for 100% of the common stock (see Note 6). $20,000 and $120,000 are the estimated fair value of donated services performed by the chief executive officer for the year ended
December 31, 2000 and 1999, respectively (see Note 7).

                                       5

                                                                                     Year Ended December 31,
                                                                                     2000               1999
                                                                                     ----               ----

RECONCILIATION OF NET INCOME TO NET CASH
   PROVIDED BY OPERATING ACTIVITIES:
      Net income                                                                        $256,855           $277,204
                                                                                        --------           --------
      Adjustments to reconcile net income to net cash
        provided by operating activities:
           Depreciation                                                                   21,570              3,760
           Donated services - executive compensation                                      20,000            120,000
           Deferred taxes                                                                 63,809                  0
           Contributed assets                                                             40,173                  0
       (Increase) decrease in assets:
         Accounts receivable                                                            (60,342)           (15,847)
         Prepaid expenses                                                               (72,949)              5,000
         Deposits                                                                        (4,296)                  0
       Increase (decrease) in liabilities:
         Accounts payable                                                                 13,070              2,469
         Accrued payroll                                                                   2,360                  0
         Accrued income taxes                                                            117,832
                                                                                        --------           --------
                                                                                                                  0

     TOTAL ADJUSTMENTS                                                                   141,227            115,382
                                                                                        --------           --------

NET CASH PROVIDED BY OPERATING ACTIVITIES                                               $398,082           $392,586
                                                                                        ========           ========

                                       6

                   IMPULSE COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Principal Business Activity - Impulse Communications, Inc. along with its subsidiary Impulse Ventures, Inc. collectively referred to herein as ("the
Company") have assembled a portfolio of approximately 7,500 domain names and web sites on the Internet. The sites are used to provide access to electronic commerce merchants and their customers. The Company conducts its business within one industry segment.

Inherent in the business are various risks and uncertainties, including the limited history of commerce on the Internet. Future revenues are dependent on the continued growth and acceptance of the Internet, use of the Internet for information, publication, distribution and commerce, and acceptance of the
Internet as an effective advertising medium.

Basis of Presentation - The proprietor opened its virtual doors on the web in
January 1995. On March 6, 2000 the proprietor incorporated. These consolidated financial statements report the combined activity from January 1, 2000 through
December 31, 2000.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant inter-company accounts and transactions have been eliminated.

Recognition of Revenue - Internet revenues consist primarily of the following:

        o Referral Commissions - Most of the Company's 7,500 domain names and web sites are used as portals to create traffic to e-merchant sites
          (primarily adult content) who will pay a commission based on the ability of the traffic to generate sales. Referral commission revenues are recognized at the time the referral sale takes place.

        o Subscription Revenues - Subscription revenues relates to customer subscription at four adult content and a traditional service related web site. Subscription periods are not greater than one month.
          Revenues are recognized in the month that the customer subscribes for the service, provided that no significant Company obligations remain and collection of the receivable is probable. Risk of loss is limited due to the use of pre-approved charges to customer credit cards.

        o Domain Name Revenues - Revenues from the sale of domain names, if any, are recognized at the time when ownership of the domain name is transferred.

Concentrations of Credit Risk - Financial instruments that subject the Company to concentrations of credit risk consist primarily of trade receivables. The carrying amount of the trade receivables approximates fair value due to their relatively short maturity. The Company generally does not require collateral on accounts receivable.

                                       7

                   IMPULSE COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Concentrations of Credit Risk (Continued)
For the year ended December 31, 1999, one customer accounted for 11.33% of revenues. For the year ended December 31, 2000 concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base, and their dispersion across the United States.

Allowance for Doubtful Accounts - Accounts receivable are considered by the
Company to be fully collectable at December 31, 2000; accordingly, no allowance has been set up.

Use of Estimates - The presentation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclose contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash - During the course of the normal business cycle, the Company at times maintains on deposit cash balances in excess of insured limits.

Income Taxes - Deferred taxes are provided on temporary differences arising from assets and liabilities whose basis are different for financial reporting and income tax purposes, primarily depreciable assets. Profits or losses of Impulse
Communications, a sole proprietorship, at December 31, 1999 are attributable directly to the sole Proprietor for income tax purposes. Consequently, an income tax provision has not been reflected in these financial statements.

Equipment - Equipment is stated at cost, less accumulated depreciation.
Expenditures for routine repairs and maintenance are charged to operations as they are incurred while those which significantly improve or extend the lives of existing assets are capitalized. Depreciation is computed by the straight-line method over the estimated useful lives of the following assets:

                                                                                                   Estimated
                                                                     2000          1999           Useful Lives
                                                                     ----          ----           ------------

Computer hardware and software                                   $     32,846  $     13,008          3 Years
Web site development expenses                                         138,874                        3 Years
                                                                      --------     --------
                                                                                          0
                                                                      171,720        13,008
Less accumulated depreciation                                          26,048         4,478
                                                                     --------     --------

                                                                 $    145,672  $      8,530
                                                                 ============  ============

                                       8

                   IMPULSE COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

NOTE 1 - SIGNIFICANT ACCOUNTING POLICIES

Web Site Development Expenses - Web site development expenses relate to the development of new online services and consist principally of costs for content, equipment, and employee compensation. In the third quarter of 2000, the Company adopted the consensus in the Financial Accounting Standards Board Emerging
Issues Task Force (EITF) Issue No. 00-2, Accounting for Web Site Development
Costs, which requires that certain costs to develop Web Sites be capitalized or expensed depending on the nature of the costs. Included in equipment at December
31, 2000 is $138,874 of development expenses which have been capitalized.

Long-Lived Assets - In accordance with SFAS No. 121, Accounting for the
Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the
carrying value of long-lived assets is reviewed on a regular basis for existence of facts, or circumstances that may suggest impairment. To date, no such impairment has been indicated. Should there be an impairment in the future, the
Company will measure the amount of the impairment based on un-discounted expected cash flow from the impairment asset.

Domain Names - The Company owns numerous domain names in the United States and some Internationally. Domain name registration fees are paid annually. The
Company's policy is to evaluate its domain names prior to paying its annual registration renewal fees.

NOTE 2 - RELATED PARTY TRANSACTIONS

Accounts Payable - Included in accounts payable at December 31, 2000 and 1999 is
$1,540 and $2,783, respectively, due to a related party for Internet web page consulting services. Included in operating expenses is $28,050 and $32,735 paid to the related party for the years ended December 31, 2000 and 1999, respectively.

Loan Receivable, Stockholder - Loan receivable, stockholder represents a formalized loan agreement for advances to the majority stockholder, with interest at 6%. There are no specific repayment terms. Interest income on the loan amounted to $5,300 for the year ended December 31, 2000.

                                       9

                   IMPULSE COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

NOTE 3 - NOTE PAYABLE, LINE OF CREDIT

On August 8, 2000, the Company entered into an unsecured revolving line of credit that allows borrowings of up to $50,000, with interest at the bank's prime rate plus .5% (10% at December 31, 2000). The line of credit, which is subject to other terms and conditions, is renewable and personally guaranteed by the majority stockholder.

NOTE 4 - COMMITMENTS

Commissions - The Company has verbal commission agreements with individuals to pay certain percentages based on profit or revenue generation at certain sites.
Included in costs of revenues is commission expense in the amount of $40,026 and
$31,249 for the years ended December 31, 2000 and 1999, respectively.

Facility - The Company has a lease for office space through October 2003. The lease is personally guaranteed by the majority stockholder.

Servers - The Company leases off-site dedicated server space under lease obligations that are accounted for as operating leases.

Future minimum rental payments under facility and operating leases greater than one year are as follows:
Facility Servers Total

             2001           $  17,160         $75,260        $92,420
             2002           $  17,160         $12,000        $29,160
             2003           $  14,300         $ 6,600        $20,900

Included in operating expenses is rent expense for equipment and facilities of approximately $80,050 and $27,700 for the years ended December 31, 2000 and
1999, respectively.

NOTE 5 - ADVERTISING

The Company expenses advertising and promotional materials as incurred.
Advertising expense included in operating expenses was $75,836 and $7,042 for the years ended December 31, 2000 and 1999, respectively.

                                       10

                   IMPULSE COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

NOTE 6 - COMMON STOCK

Common stock, $0.01 par value:
     Authorized 75,000,000 shares, issued and outstanding 10,007,500 shares.

Common shares are voting and dividends are paid at the discretion of the Board of Directors.

On March 6, 2000, the Company was incorporated. The sole proprietor contributed net assets (accounts receivable, equipment, and accounts payable) in the amount of $40,173 to the Company in exchange for 100% of the common stock. Based on SEC
Staff Accounting Bulletin No. 48 the historical cost basis was used to record the contributed assets.

NOTE 7 - DONATED SERVICES

The estimated fair value of donated services performed by the chief executive officer included in cost of revenues is as follows for the years ended December
31:

                                        2000          1999
                                        ----          ----

Executive compensation                $ 20,000       $ 120,000
                                      =========      =========

NOTE 8 - EARNINGS PER SHARE

The following information presents the computation of basic earnings per share
("EPS") for the December 31, 2000 period presented in the statement of operations using the common shares outstanding of the Company. EPS amounts presented have been calculated in accordance with Statement of Financial
Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). SFAS 128
establishes standards for computing and presenting EPS.

Basic EPS includes dilution and is computed by dividing common shares available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company does not have any dilutive items and, therefore, diluted earnings per share are not presented.

                                       11

                   IMPULSE COMMUNICATIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2000

NOTE 8 - EARNINGS PER SHARES (CONTINUED)

Net income                                                    $    193,294
                                                              =============

Weighted average common shares outstanding *                  $ 10,007,500
                                                              =============

Basic earnings per share                                      $       0.01
                                                              =============

*The weighted average number of common shares outstanding are treated as being the same at the beginning and end of year presented.

NOTE 9 - INCOME TAXES

The provision for taxes on income consists of the following as of December 31,
2000:

Current
     Federal                                                  $     94,042
     State                                                          28,096
                                                                   --------
                                                                   122,138

Deferred                                                             3,913
     Federal                                                           950
                                                                   --------
                                                                     4,863

                                                              $    127,001
                                                                  =========

The net deferred tax amount included in the accompanying balance sheets includes the following amount of deferred assets and liabilities as of December 31:

                                                    2000               1999
                                                    ----               ----

Deferred tax asset                                    $0                 $0
Deferred tax liability                            (4,863)                 0
                                                  -------             -------

                                                 $(4,863)                $0
                                                 ========            ========

The deferred tax liability results from differing depreciation methods and from web site development costs that are amortized over 3 years for financial statement purposes and expensed as incurred for tax purposes.

                                       12

                           OTHER FINANCIAL INFORMATION

           INDEPENDENT AUDITORS REPORT ON OTHER FINANCIAL INFORMATION

To The Board of Directors
Impulse Communications, Inc.

Our audits for the years ended December 31, 2000 and 1999 were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The accompanying information is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

GRAY, GRAY & GRAY, LLP
Westwood, Massachusetts
March 2, 2001

                                       13

                   IMPULSE COMMUNICATIONS, INC. AND SUBSIDIARY

PRO FORMA PER SHARE DATA

Earnings Per Share - The following information presents the computation of basic earnings per share ("EPS") for the December 31, 1999 period presented in the statements of operations using the common shares outstanding of the incorporated proprietorship. Effective March 6, 2000 the sole proprietorship was incorporated. EPS amounts presented have been calculated in accordance with
Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS
128"). SFAS 128 establishes standards for computing and presenting EPS.

Basic EPS excludes dilution and is computed by dividing common shares available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. The Company does not have any dilutive items and, therefore, diluted earnings per share are not presented.

                                                                                  Year Ended
                                                                                  December 31,
                                                                                     1999

Net income available to the sole proprietor                                         $277,204
Merger fee effect                                                                   (125,000)
                                                                                    ---------
                                                                                     152,204
Income tax effect                                                                    (42,610)
                                                                                    ---------

                                                                                    $109,594

Weighted average number of common shares outstanding*                             10,007,500
                                                                                   ==========

Basic earnings per share                                                            $   0.01
                                                                                   ==========

* The weighted average number of common shares outstanding are treated as being the same at the beginning and end of the period presented.

                                       14

                           ADAR ALTERNATIVE ONE, INC.
                  (f/k/a EIGHTH ENTERPRISE SERVICE GROUP, INC.)
                        (A Development Stage Enterprise)

                                TABLE OF CONTENTS

--------------------------------------------------------------------------------

                                                                          Pages

Independent Auditors' Report                                                   1

Financial Statements as of and for the period April 6, 1999 (date of incorporation) to December 31, 2000:

    Balance Sheet                                                              2

    Statement of Operations                                                    3

    Statement of Stockholders' Deficit                                         4

    Statement of Cash Flows                                                    5

    Notes to Financial Statements                                              6

--------------------------------------------------------------------------------

                   [LETTERHEAD OF KINGERY, CROUSE & HOHL P.A.]

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Adar Alternative One, Inc.:

We have audited the  accompanying  balance sheet of Adar  Alternative  One, Inc.
(the "Company"),  a development stage  enterprise,  as of December 31, 2000, and the related statements of operations,  stockholders'  deficit and cash flows for the period April 6, 1999 (date of  incorporation)  to December  31, 2000.  These financial  statements are the  responsibility of the Company's  management.  Our responsibility  is to express an opinion on these financial  statements based on our audit.

We conducted our audit in accordance with auditing standards  generally accepted in the  United  States of  America.  Those  standards  require  that we plan and perform the audit to obtain  reasonable  assurance  about  whether the financial statements are free of material  misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and the disclosures in the financial statements.  An audit also includes assessing the accounting principles used and the significant  estimates made by management,  as well as the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion,  the financial  statements  referred to above present fairly, in all material respects,  the financial position of the Company as of December 31,
2000,  and the results of its operations and its cash flows for the period April
6,  1999  (date of  incorporation)  to  December  31,  2000 in  conformity  with accounting principles generally accepted in the United States of America.

The  accompanying  financial  statements  have been  prepared  assuming that the
Company will continue as a going  concern.  As discussed in Notes A and B to the financial statements, the Company is in the development stage and will require a significant  amount of capital to commence its planned principal  operations and proceed with its business plan. As of the date of these financial statements, an insignificant  amount  of  capital  has  been  raised,  and as such  there is no assurance  that the  Company  will be  successful  in its  efforts  to raise the necessary capital to commence its planned principal  operations and/or implement its business  plan.  These factors raise  substantial  doubt about the Company's ability to continue  as a going  concern.  Management's  plans in regard to this matter are  described  in Note B. The  financial  statements  do not include any adjustments that might result from the outcome of this uncertainty.

Kingery, Crouse & Hohl P.A.

January 3, 2001
Tampa, FL.

                           ADAR ALTERNATIVE ONE, INC.
                  (f/k/a EIGHTH ENTERPRISE SERVICE GROUP, INC.)
                        (A Development Stage Enterprise)

                      BALANCE SHEET AS OF DECEMBER 31, 2000

------------------------------------------------------------------------------------------- --- ------------
------------------------------------------------------------------------------------------- --- ------------

TOTAL ASSETS                                                                                $             0
                                                                                            === ============

LIABILITIES AND STOCKHOLDERS' DEFICIT

LIABILITIES- Accrued expenses                                                               $          750
                                                                                            --- ------------

STOCKHOLDERS' DEFICIT:
     Preferred stock - no par value -  20,000,000  shares  authorized;  0 shares issued and outstanding
                                                                                                         0
    Common stock - no par value - 50,000,000 shares
        authorized; 2,000,000 shares issued and outstanding                                             79
    Additional paid-in capital                                                                       7,000
    Deficit accumulated during the development stage                                                (7,829)
                                                                                            --- ------------

         Total stockholders' deficit                                                                  (750)
                                                                                            --- ------------

TOTAL                                                                                       $            0
                                                                                            === ============

--------------------------------------------------------------------------------
                       See notes to financial statements.

                                        2

                           ADAR ALTERNATIVE ONE, INC.
                  (f/k/a EIGHTH ENTERPRISE SERVICE GROUP, INC.)
                        (A Development Stage Enterprise)

                             STATEMENT OF OPERATIONS
              for the period April 6, 1999 (date of incorporation)
                              to December 31, 2000

--------------------------------------------------------------------------------------- -- ----------------
--------------------------------------------------------------------------------------- -- ----------------
REVENUES                                                                                $           85,000
EXPENSES (substantially all related party):
   Professional fees                                                                                92,750
   Organizational costs                                                                                 79
                                                                                        -- ----------------

NET LOSS                                                                                $            7,829
                                                                                        == ================

NET LOSS PER SHARE:
   Basic and diluted                                                                    $                0
                                                                                        == ================
   Weighted average number of shares - basic and diluted                                         2,000,000
                                                                                        == ================

--------------------------------------------------------------------------------------- -- ----------------

                       See notes to financial statements.

                                        3

                           ADAR ALTERNATIVE ONE, INC.
                  (f/k/a EIGHTH ENTERPRISE SERVICE GROUP, INC.)
                        (A Development Stage Enterprise)

                       STATEMENT OF STOCKHOLDERS' DEFICIT
              for the period April 6, 1999 (date of incorporation)
                              to December 31, 2000

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                                                                                              Deficit
                                                                                            Accumulated
                                                                            Additional       During the
                                                      Common Stock           Paid-in        Development
                                                   Shares        Value       Capital          Stage              Total
                                                -------------  ----------  ------------  -----------------   --------------
Balances, April 6, 1999 (date
  of incorporation)                                        0        $  0         $   0            $     0           $    0

Proceeds from the issuance
  of common stock                                  2,000,000          79                                                79

Contributed capital in consideration
   for services rendered                                                         7,000                               7,000

Net loss for the period
  April 6, 1999 (date of incorporation)
  to December 31, 2000                                                                            (7,829)          (7,829)
                                                -------------  ----------  ------------  -----------------   --------------

Balances, December 31, 2000                        2,000,000       $  79       $ 7,000         $  (7,829)         $  (750)
                                                =============  ==========  ============  =================   ==============

---------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------

                       See notes to financial statements.

                                        4

                           ADAR ALTERNATIVE ONE, INC.
                  (f/k/a EIGHTH ENTERPRISE SERVICE GROUP, INC.)
                        (A Development Stage Enterprise)

                             STATEMENT OF CASH FLOWS
              for the period April 6, 1999 (date of incorporation)
                              to December 31, 2000

----------------------------------------------------------------------------------------------- --- --------------
----------------------------------------------------------------------------------------------- --- --------------

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                                    $        (7,829)
     Adjustments to reconcile net loss to net cash used in operating activities:
          Increase in accrued expenses                                                                       750
          Non-cash expenses                                                                                7,000
                                                                                                --- --------------

NET CASH USED IN OPERATING ACTIVITIES                                                                        (79)
                                                                                                --- --------------

CASH FLOWS FROM FINANCING ACTIVITIES-
      Issuance of common stock                                                                                79
                                                                                                --- --------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                                                        0

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                                                 0
                                                                                                --- --------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                         $             0
                                                                                                === ==============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION -
      Interest and taxes paid                                                                    $             0
                                                                                                === ==============

----------------------------------------------------------------------------------------------- --- --------------
----------------------------------------------------------------------------------------------- --- --------------

                       See notes to financial statements.

                                        5

                           ADAR ALTERNATIVE ONE, INC.
                  (f/k/a EIGHTH ENTERPRISE SERVICE GROUP, INC.)
                        (A Development Stage Enterprise)

                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

NOTE A - FORMATION AND OPERATIONS OF THE COMPANY

Adar  Alternative  One,  Inc.,  f/k/a Eighth  Enterprise  Service  Group,  Inc.,
(the "Company") was incorporated under the laws of the state of Florida on April
6, 1999.  The Company,  which is  considered to be in the  development  stage as defined in Financial  Accounting  Standards  Board  Statement  No. 7, intends to
investigate   and,   if  such   investigation   warrants,   engage  in  business
combinations.   The  planned  principal  operations  of  the  Company  have  not commenced;  therefore  accounting  policies  and  procedures  have  not yet been established.

Use of Estimates

The preparation of financial  statements in accordance  with generally  accepted accounting principles requires management to make estimates and assumptions that affect the reported  amounts of assets and  liabilities  and the  disclosure  of contingent assets and liabilities at the date of the financial  statements.  The reported  amounts of revenues and expenses  during the  reporting  period may be affected by the estimates and assumptions management is required to make. Actual results could differ from those estimates.

NOTE B - GOING CONCERN

The  accompanying  financial  statements  have been  prepared on a going concern basis,  which  contemplates  the  realization of assets and the  satisfaction of liabilities  in the normal  course of  business.  The Company has incurred a net
loss  of   approximately   $8,000  for  the  period   April  6,  1999  (date  of
incorporation) to December 31, 2000 and anticipates  incurring continued losses.
In  addition,  the  Company  may  require  a  significant  amount of  capital to commence its planned  principal  operations  and proceed with its business plan.
Accordingly,  the Company's  ability to continue as a going concern is dependent upon its ability to secure an adequate  amount of capital to finance its planned principal  operations  and/or  implement its business plan. The Company's  plans include a merger and a subsequent  public offering of its common stock,  however there is no assurance  that they will be  successful  in their  efforts to raise capital. This factor, among others, may indicate that the Company will be unable to continue as a going  concern for a reasonable  period of time.  The financial statements do not include any  adjustments  relating to the  recoverability  and classification  of recorded asset amounts or the amounts and  classification  of liabilities  that might be necessary should the Company be unable to continue as a going concern.

                                        6

NOTE C - INCOME TAXES

During the period  April 6, 1999 (date of  incorporation)  to December 31, 2000, the Company  recognized  losses for both  financial and tax reporting  purposes.
Accordingly,  no  deferred  taxes  have been  provided  for in the  accompanying statement of operations.

At December 31,  2000,  the Company had a net  operating  loss  carryforward  of approximately  $800 for tax  purposes.  The  carryforward  will be  available to offset  future  taxable  income  through the year ended  December 31, 2020.  The deferred  income tax asset arising from this net operating loss  carryforward is not recorded in the accompanying balance sheet because the Company established a valuation  allowance to fully reserve such asset as its realization did not meet the required asset recognition standard established by SFAS 109.

NOTE D - RELATED PARTY TRANSACTIONS

During the period  April 6, 1999 (date of  incorporation)  to December 31, 2000, the Company's  president  provided various and  administrative  services,  and a portion of his home for office space, for $1,000 per quarter. These services and office space provided have been recorded as contributed capital.

NOTE E - LOSS PER SHARE

The  Company  computes  net  loss per  share in  accordance  with  SFAS No.  128
"Earnings per Share" ("SFAS No. 128") and SEC Staff  Accounting  Bulletin No. 98
("SAB 98").  Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common  stockholders for the period by the weighted  average number of common shares  outstanding  during the period.  Diluted net loss per share is computed by dividing the net loss for the  period by the number of common and  common  equivalent  shares  outstanding during the period. There were no common equivalent shares outstanding during the period April 6, 1999 (date of  incorporation)  to December  31,  2000;  as such, basic and diluted net loss per share are identical.

NOTE F - PROPOSED MERGER

The Company has entered into a merger  agreement  with  Impulse  Communications,
Inc. which it anticipates  will close in the year 2001. In conjunction  with the merger  the  Company  has  agreed to  effect an exchange of  shares whereby  the current  shareholders  of the Company may retain four percent (4%) of the number of shares outstanding after such closing and will be paid approximately $125,000 for expenses and services related to the merger. During 2000, $85,000 of the fee was paid to the shareholders  of the Company.

--------------------------------------------------------------------------------

                                        7

                 APPENDIX - DISSENTERS' RIGHTS UNDER NEVADA LAW

NRS 92A.300  Definitions. As used in NRS 92A.300 to 92A.500, inclusive, unless the context otherwise requires, the words and terms defined in NRS 92A.305 to
92A.335, inclusive, have the meanings ascribed to them in those sections.
      (Added to NRS by 1995, 2086)
      NRS 92A.305  "Beneficial stockholder" defined. "Beneficial stockholder"
means a person who is a beneficial owner of shares held in a voting trust or by a nominee as the stockholder of record.
      (Added to NRS by 1995, 2087)
      NRS 92A.310  "Corporate action" defined. "Corporate action" means the action of a domestic corporation.
      (Added to NRS by 1995, 2087)
      NRS 92A.315  "Dissenter" defined. "Dissenter" means a stockholder who is entitled to dissent from a domestic corporation's action under NRS 92A.380 and who exercises that right when and in the manner required by NRS 92A.400 to
92A.480, inclusive.
      (Added to NRS by 1995, 2087; A 1999, 1631)
      NRS 92A.320  "Fair value" defined. "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which he objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
      (Added to NRS by 1995, 2087)
      NRS 92A.325  "Stockholder" defined. "Stockholder" means a stockholder of record or a beneficial stockholder of a domestic corporation.
      (Added to NRS by 1995, 2087)
      NRS 92A.330  "Stockholder of record" defined. "Stockholder of record"
means the person in whose name shares are registered in the records of a domestic corporation or the beneficial owner of shares to the extent of the rights granted by a nominee's certificate on file with the domestic corporation.
      (Added to NRS by 1995, 2087)
      NRS 92A.335  "Subject corporation" defined. "Subject corporation" means the domestic corporation which is the issuer of the shares held by a dissenter before the corporate action creating the dissenter's rights becomes effective or the surviving or acquiring entity of that issuer after the corporate action becomes effective.
      (Added to NRS by 1995, 2087)
      NRS 92A.340  Computation of interest. Interest payable pursuant to NRS
92A.300 to 92A.500, inclusive, must be computed from the effective date of the action until the date of payment, at the average rate  paid by the entity on its principal bank loans or, if it has no bank loans, at a rate that is fair and equitable under all of the circumstances.
      (Added to NRS by 1995, 2087)
      NRS 92A.350  Rights of dissenting partner of domestic limited partnership.
A partnership agreement of a domestic limited partnership or, unless otherwise provided in the partnership agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the partnership interest of a dissenting general or limited partner of a domestic limited partnership are available for any class or group of partnership interests in connection with any merger or exchange in which the domestic limited partnership is a constituent entity.
      (Added to NRS by 1995, 2088)
      NRS 92A.360  Rights of dissenting member of domestic limited-liability company. The articles of organization or operating agreement of a domestic limited-liability company or, unless otherwise provided in the articles of organization or operating agreement, an agreement of merger or exchange, may provide that contractual rights with respect to the interest of a dissenting member are available in connection with any merger or exchange in which the domestic limited-liability company is a constituent entity.
      (Added to NRS by 1995, 2088)
      NRS 92A.370 Rights of dissenting member of domestic nonprofit corporation.
      1.  Except as otherwise provided in subsection 2, and unless otherwise provided in the articles or bylaws, any member of any constituent domestic nonprofit corporation who voted against the merger may, without prior notice, but within 30 days after the effective date of the merger, resign from membership and is thereby excused from all contractual obligations to the constituent or surviving corporations which did not occur before his resignation and is thereby entitled to those rights, if any, which would have existed if there had been no merger and the membership had been terminated or the member had been expelled.
      2.  Unless otherwise provided in its articles of incorporation or bylaws, no member of a domestic nonprofit corporation, including, but not limited to, a cooperative corporation, which supplies services described in chapter 704 of NRS to its members only, and no person who is a member of a domestic nonprofit corporation as a condition of or by reason of the ownership of an interest in real property, may resign and dissent pursuant to subsection 1.
      (Added to NRS by 1995, 2088)
      NRS 92A.380  Right of stockholder to dissent from certain corporate actions and to obtain payment for shares.
      1.  Except as otherwise provided in NRS 92A.370 and 92A.390, a stockholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of any of the following corporate actions:
      (a) Consummation of a plan of merger to which the domestic corporation is a party:
             (1) If approval by the stockholders is required for the merger by
                 NRS 92A.120 to 92A.160, inclusive, or the articles of
                 incorporation and he is entitled to vote on the merger; or
             (2) If the domestic corporation is a subsidiary and is merged with its parent under NRS 92A.180.
      (b) Consummation of a plan of exchange to which the domestic corporation is a party as the corporation whose subject owner's interests will be acquired, if he is entitled to vote on the plan.
      (c) Any corporate action taken pursuant to a vote of the stockholders to the event that the articles of incorporation, bylaws or a resolution of the board of directors provides that voting or nonvoting stockholders are entitled to dissent and obtain payment for their shares.
      2.  A stockholder who is entitled to dissent and obtain payment under
NRS 92A.300 to 92A.500, inclusive, may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to him or the domestic corporation.
      (Added to NRS by 1995, 2087)
      NRS 92A.390  Limitations on right of dissent: Stockholders of certain classes or series; action of stockholders not required for plan of merger.
      1.  There is no right of dissent with respect to a plan of merger or exchange in favor of stockholders of any class or series which, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting at which the plan of merger or exchange is to be acted on, were either listed on a national securities exchange, included in the national market system by the
          National Association of Securities Dealers, Inc., or held by at least
          2,000 stockholders of record, unless:
      (a) The articles of incorporation of the corporation issuing the shares provide otherwise; or
      (b) The holders of the class or series are required under the plan of merger or exchange to accept for the shares anything except:
             (1) Cash, owner's interests or owner's interests and cash in lieu of fractional owner's interests of:
                   (I) The surviving or acquiring entity; or
                   (II) Any other entity which, at the effective date of the
                        plan of merger or exchange, were either listed on a
                        national securities exchange, included in the national
                        market system by the National Association of Securities
                        Dealers, Inc., or held of record by a least 2,000
                        holders of owner's interests of record; or
             (2) A combination of cash and owner's interests of the kind described in sub-subparagraphs (I) and (II) of subparagraph (1)
                 of paragraph (b).
      2.  There is no right of dissent for any holders of stock of the surviving domestic corporation if the plan of merger does not require action of the stockholders of the surviving domestic corporation under NRS
          92A.130.
      (Added to NRS by 1995, 2088)
      NRS 92A.400  Limitations on right of dissent: Assertion as to portions only to shares registered to stockholder; assertion by beneficial stockholder.
      1.  A stockholder of record may assert dissenter's rights as to fewer than all of the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the subject corporation in writing of the name and address of each person on whose behalf he asserts dissenter's rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different stockholders.
      2.  A beneficial stockholder may assert dissenter's rights as to shares held on his behalf only if:
      (a) He submits to the subject corporation the written consent of the stockholder of record to the dissent not later than the time the beneficial stockholder asserts dissenter's rights; and
      (b) He does so with respect to all shares of which he is the beneficial stockholder or over which he has power to direct the vote.
      (Added to NRS by 1995, 2089)
      NRS 92A.410  Notification of stockholders regarding right of dissent.
      1.  If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, the notice of the meeting must state that stockholders are or may be entitled to assert dissenters' rights under NRS 92A.300 to 92A.500, inclusive, and be accompanied by a copy of those sections.
      2.  If the corporate action creating dissenters' rights is taken by written consent of the stockholders or without a vote of the stockholders, the domestic corporation shall notify in writing all stockholders entitled to assert dissenters' rights that the action was taken and send them the dissenter's notice described in NRS 92A.430.
      (Added to NRS by 1995, 2089; A 1997, 730)
      NRS 92A.420  Prerequisites to demand for payment for shares.
      1.  If a proposed corporate action creating dissenters' rights is submitted to a vote at a stockholders' meeting, a stockholder who wishes to assert dissenter's rights:
      (a) Must deliver to the subject corporation, before the vote is taken, written notice of his intent to demand payment for his shares if the proposed action is effectuated; and
      (b) Must not vote his shares in favor of the proposed action.
      2.  A stockholder who does not satisfy the requirements of subsection 1 and NRS 92A.400 is not entitled to payment for his shares under this chapter.
      (Added to NRS by 1995, 2089; 1999, 1631)
      NRS 92A.430  Dissenter's notice: Delivery to stockholders entitled to assert rights; contents.
      1.  If a proposed corporate action creating dissenters' rights is authorized at a stockholders' meeting, the subject corporation shall deliver a written dissenter's notice to all stockholders who satisfied the requirements to assert those rights.
      2.  The dissenter's notice must be sent no later than 10 days after the effectuation of the corporate action, and must:
      (a) State where the demand for payment must be sent and where and when certificates, if any, for shares must be deposited;
      (b) Inform the holders of shares not represented by certificates to what extent the transfer of the shares will be restricted after the demand for payment is received;
      (c) Supply a form for demanding payment that includes the date of the first announcement to the news media or to the stockholders of the terms of the proposed action and requires that the person asserting dissenter's rights certify whether or not he acquired beneficial ownership of the shares before that date;
      (d) Set a date by which the subject corporation must receive the demand for payment, which may not be less than 30 nor more than 60 days after the date the notice is delivered; and
      (e) Be accompanied by a copy of NRS 92A.300 to 92A.500, inclusive.
      (Added to NRS by 1995, 2089)
      NRS 92A.440  Demand for payment and deposit of certificates; retention of rights of stockholder.
      1.  A stockholder to whom a dissenter's notice is sent must:
      (a) Demand payment;
      (b) Certify whether he acquired beneficial ownership of the shares before the date required to be set forth in the dissenter's notice for this certification; and
      (c) Deposit his certificates, if any, in accordance with the terms of the notice.
      2.  The stockholder who demands payment and deposits his certificates, if any, before the proposed corporate action is taken retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
      3.  The stockholder who does not demand payment or deposit his certificates where required, each by the date set forth in the dissenter's notice, is not entitled to payment for his shares under this chapter.
      (Added to NRS by 1995, 2090; A 1997, 730)
      NRS 92A.450  Uncertificated shares: Authority to restrict transfer after demand for payment; retention of rights of stockholder.
      1.  The subject corporation may restrict the transfer of shares not represented by a certificate from the date the demand for their payment is received.
      2.  The person for whom dissenter's rights are asserted as to shares not represented by a certificate retains all other rights of a stockholder until those rights are canceled or modified by the taking of the proposed corporate action.
      (Added to NRS by 1995, 2090)
      NRS 92A.460  Payment for shares: General requirements.
      1.  Except as otherwise provided in NRS 92A.470, within 30 days after receipt of a demand for payment, the subject corporation shall pay each dissenter who complied with NRS 92A.440 the amount the subject corporation estimates to be the fair value of his shares, plus accrued interest. The obligation of the subject corporation under this subsection may be enforced by the district court:
      (a) Of the county where the corporation's registered office is located; or
      (b) At the election of any dissenter residing or having its registered office in this state, of the county where the dissenter resides or has its registered office. The court shall dispose of the complaint promptly.
      2.  The payment must be accompanied by:
      (a) The subject corporation's balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, a statement of income for that year, a statement of changes in the stockholders'
          equity for that year and the latest available interim financial statements, if any;
      (b) A statement of the subject corporation's estimate of the fair value of the shares;
      (c) An explanation of how the interest was calculated;
      (d) A statement of the dissenter's rights to demand payment under NRS
          92A.480; and
      (e) A copy of NRS 92A.300 to 92A.500, inclusive.
      (Added to NRS by 1995, 2090)
      NRS 92A.470  Payment for shares: Shares acquired on or after date of dissenter's notice.
      1.  A subject corporation may elect to withhold payment from a dissenter unless he was the beneficial owner of the shares before the date set forth in the dissenter's notice as the date of the first announcement to the news media or to the stockholders of the terms of the proposed action.
      2.  To the extent the subject corporation elects to withhold payment, after taking the proposed action, it shall estimate the fair value of the shares, plus accrued interest, and shall offer to pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The subject corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenters' right to demand payment pursuant to NRS 92A.480.
      (Added to NRS by 1995, 2091)
      NRS 92A.480  Dissenter's estimate of fair value: Notification of subject corporation; demand for payment of estimate.
      1.  A dissenter may notify the subject corporation in writing of his own estimate of the fair value of his shares and the amount of interest due, and demand payment of his estimate, less any payment pursuant to
          NRS 92A.460, or reject the offer pursuant to NRS 92A.470 and demand payment of the fair value of his shares and interest due, if he believes that the amount paid pursuant to NRS 92A.460 or offered pursuant to NRS 92A.470 is less than the fair value of his shares or that the interest due is incorrectly calculated.
      2.  A dissenter waives his right to demand payment pursuant to this section unless he notifies the subject corporation of his demand in writing within 30 days after the subject corporation made or offered payment for his shares.
      (Added to NRS by 1995, 2091)
      NRS 92A.490  Legal proceeding to determine fair value: Duties of subject corporation; powers of court; rights of dissenter.
      1.  If a demand for payment remains unsettled, the subject corporation shall commence a proceeding within 60 days after receiving the demand and petition the court to determine the fair value of the shares and accrued interest. If the subject corporation does not commence the proceeding within the 60-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.
      2.  A subject corporation shall commence the proceeding in the district court of the county where its registered office is located. If the subject corporation is a foreign entity without a resident agent in the state, it shall commence the proceeding in the county where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign entity was located.
      3.  The subject corporation shall make all dissenters, whether or not residents of Nevada, whose demands remain unsettled, parties to the proceeding as in an action against their shares. All parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.
      4.  The jurisdiction of the court in which the proceeding is commenced under subsection 2 is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers have the powers described in the order appointing them, or any amendment thereto. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.
      5.  Each dissenter who is made a party to the proceeding is entitled to a judgment:
        (a) For the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the subject corporation; or
        (b) For the fair value, plus accrued interest, of his after-acquired shares for which the subject corporation elected to withhold payment pursuant to NRS 92A.470.
      (Added to NRS by 1995, 2091)
      NRS 92A.500  Legal proceeding to determine fair value: Assessment of costs and fees.
      1.  The court in a proceeding to determine fair value shall determine all of the costs of the proceeding, including the reasonable compensation and expenses of any appraisers appointed by the court. The court shall assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment.
      2.  The court may  assess the fees and expenses of the counsel and experts for the respective parties, in amounts the court finds equitable:
      (a) Against the subject corporation and in favor of all dissenters if the court finds the subject corporation did not substantially comply with the requirements of NRS 92A.300 to 92A.500, inclusive; or
      (b) Against either the subject corporation or a dissenter in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by NRS 92A.300 to
          92A.500, inclusive.
      3.  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the subject corporation, the court may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.
      4.  In a proceeding commenced pursuant to NRS 92A.460, the court may assess the costs against the subject corporation, except that the court may assess costs against all or some of the dissenters who are parties to the proceeding, in amounts the court finds equitable, to the extent the court finds that such parties did not act in good faith in instituting the proceeding.
      5.  This section does not preclude any party in a proceeding commenced pursuant to NRS 92A.460 or 92A.490 from applying the provisions of
          N.R.C.P. 68 or NRS 17.115.
      (Added to NRS by 1995, 2092)

           Adar Alternative One, Inc.

   PROSPECTUS/CONSENT SOLICITATION

           10,007,500 shares of common stock

                                TABLE OF CONTENTS

SOLICITATION OF WRITTEN CONSENTS............................................................................................4
--------------------------------
WRITTEN CONSENT.............................................................................................................5
---------------
SUMMARY.....................................................................................................................6
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RISK FACTORS................................................................................................................7
------------
MERGER TRANSACTION.........................................................................................................10
------------------
Dissenters' Rights.........................................................................................................18
------------------
IMPULSE COMMUNICATIONS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS...............21
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IMPULSE COMMUNICATIONS BUSINESS............................................................................................23
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IMPULSE COMMUNICATIONS MANAGEMENT..........................................................................................38
---------------------------------
IMPULSE COMMUNICATIONS LEGAL PROCEEDINGS...................................................................................39
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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.............................................................................39
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IMPULSE COMMUNICATIONS PRINCIPAL STOCKHOLDERS..............................................................................40
---------------------------------------------
ADAR ALTERNATIVE ONE'S BUSINESS............................................................................................40
-------------------------------
DESCRIPTION OF ADAR ALTERNATIVE ONE'S CAPITAL STOCK........................................................................43
---------------------------------------------------
COMPARISON OF RIGHTS OF ADAR ALTERNATIVE ONE STOCKHOLDERS AND IMPULSE COMMUNICATIONS SHAREHOLDERS..........................44
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AVAILABLE INFORMATION......................................................................................................46
---------------------
LEGAL MATTERS..............................................................................................................46
-------------
APPENDIX - DISSENTERS' RIGHTS UNDER NEVADA LAW.............................................................................47
----------------------------------------------

Dealer prospectus/consent solicitation delivery obligation
----------------------------------------------------------

Until ***, all dealers that effect transactions in these securities, whether or not participating in this Offering, are required to deliver a prospectus/consent solicitation.

PART II

     ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Florida Business Corporation Act.  Section 607.0850(1) of the Florida
Business Corporation Act (the "FBCA") provides that a Florida corporation, such as it, shall have the power to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

          Section 607.0850(2) of the FBCA provides that a Florida corporation shall have the power to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made under this subsection in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

          Section 607.850 of the FBCA further provides that: (i) to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any proceeding referred to in subsection (1) or subsection (2), or in defense of any claim, issue, or matter therein, he shall be indemnified against expense actually and reasonably incurred by him in connection therewith; (ii) indemnification provided pursuant to Section 607.0850 is not exclusive; and (iii) the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under
Section 607.0850.

          Notwithstanding the foregoing, Section 607.0850 of the FBCA provides that indemnification or advancement of expenses shall not be made to or on behalf of any director, officer, employee or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director, officer, employee or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (ii) a transaction from which the director, officer, employee or agent derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the liability provisions regarding unlawful distributions are applicable; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

          Section 607.0831 of the FBCA provides that a director of a Florida corporation is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless: (i) the director breached or failed to perform his duties as a director; and (ii) the director's breach of, or failure to perform, those duties constitutes: (A) a violation of criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful; (B) a transaction from which the director derived an improper personal benefit, either directly or indirectly; (C) a circumstance under which the liability provisions regarding unlawful distributions are applicable; (D) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or (E) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property.

          Articles and bylaws.  It's Articles of Incorporation and it's bylaws provide that it shall, to the fullest extent permitted by law, indemnify all directors of it, as well as any officers or employees of it to whom it has agreed to grant indemnification.

     ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        Item 2

        1     Agreement and Plan of Merger and Reorganization

        Item 3

        1    Articles of Incorporation of the Registrant.(1)
        2    Bylaws of the Registrant (1)
        3    Amended and Restated Articles of Incorporation of Registrant, to be
             effective after consummation of the proposed Merger.
        4.   Amended and Restated Bylaws of the Registrant, to be effective after consummation of the proposed Merger.

        Item 4

        1    Form of Common Stock Certificate of the Registrant.(1)

        Item 5

        1    Legal Opinion of Williams Law Group, P.A.

        Item 10

        1    Sample Internet Billing terms #1
        2    Sample Internet Billing terms #2
        3    Promissory Note*

        Item 23

        1    Consent of GRAY, GRAY & GRAY, LLP*
        2    Consent of KINGERY, CROUSE AND HOHL, P.A.*
        3    Consent of WILLIAMS LAW GROUP, P.A. (to be included in Exhibits 5.1).

     *filed herewith

        All other Exhibits called for by Rule 601 of Regulation S-1 are not applicable to this filing.

        Information pertaining to its Common Stock is contained in its Articles of Incorporation and By-Laws.

ITEM 22. UNDERTAKINGS

        Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the
Registrant has been advised that in the opinion of the Securities and Exchange
Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes to:

1.File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          i.Include any prospectus required by section 10(a)(3) of the
            Securities Act;

         ii.Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation From the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
        iii.Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

4. Respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

5. Supply by means of a post-effective amendment all information concerning a transaction, and it being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the  requirements  of the Securities Act, the Registrant has duly caused this  Registration  Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of
Florida, on March 23, 2001.

                                          ADAR ALTERNATIVE ONE, INC.

                                          By: /s/  Sidney Golub
                                            ------------------------------------
                                               President, Treasurer and Director

     Pursuant to the requirements of the Securities Act of 1933, this
Registration  Statement has been signed by the following  persons in the capacities and on the dates indicated.

------------------------ ----------------------------------------- --------------------
SIGNATURE                  TITLE                                     DATE
------------------------ ----------------------------------------- --------------------
------------------------ ----------------------------------------- --------------------
/s/  Sidney Golub          President, Treasurer and Director         March 23, 2001
------------------------ ----------------------------------------- --------------------